     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1998.

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               OPTIVA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               WASHINGTON                                   3845                                   91-1405470
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                             13222 S.E. 30TH STREET
                           BELLEVUE, WASHINGTON 98005
                                 (425) 957-0970
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL D. STULL
        VICE PRESIDENT OF FINANCE, TREASURER AND CHIEF FINANCIAL OFFICER
                               OPTIVA CORPORATION
                             13222 S.E. 30TH STREET
                           BELLEVUE, WASHINGTON 98005
                                 (425) 957-0970
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    CHARLES J. KATZ, JR.                                            CARLA S. NEWELL
                      DAVID C. CLARKE                                               CRAIG M. SCHMITZ
                      MICHAEL T. PRIOR                                              RICHARD R. HESP
                      PERKINS COIE LLP                                    GUNDERSON DETTMER STOUGH VILLENEUVE
               1201 THIRD AVENUE, 40TH FLOOR                                   FRANKLIN & HACHIGIAN, LLP
               SEATTLE, WASHINGTON 98101-3099                                    155 CONSTITUTION DRIVE
                       (206) 583-8888                                         MENLO PARK, CALIFORNIA 94025
                                                                                     (650) 321-2400

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS             AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
OF SECURITIES TO BE REGISTERED      REGISTERED(1)            PER SHARE(2)              PRICE(2)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
  per share................        5,060,000 shares             $17.00               $86,020,000               $25,376
==============================================================================================================================

(1) Includes 660,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE
BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 12, 1998
PROSPECTUS

                                4,400,000 SHARES

                                     [LOGO]

                               OPTIVA CORPORATION
                                  Common Stock

     Of the 4,400,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 2,400,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

     Prior to this offering, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application will be made to have the Common Stock listed on the New York
Stock Exchange under the symbol "          ."

                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


================================================================================================================
                                                                                                  PROCEEDS TO
                                          PRICE TO         UNDERWRITING        PROCEEDS TO          SELLING
                                           PUBLIC           DISCOUNT(1)        COMPANY(2)        SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------
Per Share...........................          $                  $                  $                  $
----------------------------------------------------------------------------------------------------------------
Total(3)............................          $                  $                  $                  $
================================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $1,150,000.

(3) The Company and certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 300,000 and 360,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to
    Selling Shareholders will be $          , $          , $          and
    $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1998, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                       PAINEWEBBER INCORPORATED

            , 1998

  [Artwork to be inserted here and on inside back cover consisting of SONICARE product photographs, with no copy other than SONICARE logo and "A better kind of clean" slogan]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     "SONICARE," "quadpacer," "Works Beyond the Bristles," "Beyond-the-Bristles" and "Beyond the Reach of the Bristles" are registered trademarks of the Company. Additionally, the Company has applied for registration of the marks "Optiva," "smartimer" and "A Better Kind of Clean." This Prospectus also contains other trademarks and trade names, which are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors." This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results or experience could differ significantly from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

     Optiva Corporation (the "Company" or "Optiva") develops, manufactures and markets premium consumer oral care products offered under the SONICARE brand. The SONICARE power toothbrush is designed to utilize patented sonic technology to provide significant oral care benefits. Optiva has commissioned 38 clinical and laboratory studies at major universities and research centers to document the health benefits and safety of its products. This body of scientific information has formed the foundation for Optiva's strategy of gaining the support of dental professionals. Building on the brand awareness created through recommendations by dental professionals, the Company conducted a phased expansion into a variety of retail channels, including specialty retailers, department stores, chain drug stores, warehouse clubs and mass merchandisers. To continue to build brand awareness, Optiva pursues marketing and brand management programs targeted at consumers, dental professionals and retailers. The Company's net sales increased from $48.7 million in 1995 to $103.0 million in 1997.

     Optiva's goal is to be a leading provider of premium-brand consumer oral care products recognized for technological superiority, efficacy and value. To achieve this goal, the Company intends to leverage its brand to increase retail sales, expand support among dental professionals, develop complementary products, and develop international opportunities. The Company was incorporated in Washington in March 1988. The Company's executive offices are located at 13222 S.E. 30th Street, Bellevue, Washington 98005, and its telephone number is
(425) 957-0970.

                                  THE OFFERING

Common Stock offered by the Company................................  2,000,000 shares
Common Stock offered by the Selling Shareholders...................  2,400,000 shares
Common Stock to be outstanding after this offering.................  18,674,440 shares (1)
Use of proceeds....................................................  Repayment of certain indebtedness, certain capital expenditures, working capital and
                                                                     other general corporate purposes, including
                                                                     expenditures in connection with the Company's
                                                                     planned relocation of its office,
                                                                     manufacturing and research facilities. See
                                                                     "Use of Proceeds."
Proposed New York Stock Exchange symbol............................  "          "

---------------
(1) Excludes, as of March 31, 1998, 4,880,000 shares of Common Stock reserved for issuance pursuant to the Company's benefit plans, of which options to purchase 2,482,916 shares were outstanding at a weighted average exercise price of $1.49 per share. Also excludes 239,812 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998 at a weighted average exercise price of $2.71 per share. See
    "Management -- Benefit Plans" and "Description of Capital
    Stock -- Warrants."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS
                                                                                          ENDED
                                             YEAR ENDED DECEMBER 31,                    MARCH 31,
                                 ------------------------------------------------   -----------------
                                  1993      1994      1995      1996       1997      1997      1998
                                 -------   -------   -------   -------   --------   -------   -------
                                                                                       (UNAUDITED)
CONSOLIDATED STATEMENT OF
  INCOME DATA:
     Net sales.................  $ 3,755   $16,558   $48,701   $72,695   $102,968   $19,009   $30,609
     Income (loss) from
       operations..............   (1,161)    1,176     5,409     8,902     17,789     2,118     3,921
     Net income (loss).........  $(1,144)  $ 1,048   $ 3,028   $ 5,868   $ 11,348   $ 1,314   $ 2,583
     Diluted net income (loss)
       per share (1)...........  $ (0.10)  $  0.07   $  0.19   $  0.35   $   0.64   $  0.08   $  0.14
     Shares used in computation
       of diluted net income
       (loss) per share (1)....   11,120    14,227    15,765    16,830     17,749    17,330    18,060

                                                                   MARCH 31, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
                                                              -------   --------------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
     Cash and cash equivalents..............................  $15,073      $40,826
     Working capital........................................   26,431       53,510
     Total assets...........................................   50,760       76,513
     Shareholders' equity...................................   31,248       59,858

------------------------------
(1) For an explanation of diluted net income (loss) per share and the number of shares used to compute diluted net income (loss) per share, see Note 1 of Notes to Consolidated Financial Statements.

(2) Adjusted to give effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share and the application of a portion of the estimated net proceeds therefrom to repay certain indebtedness. See "Use of Proceeds" and "Capitalization."

                            -----------------------------

     Except as otherwise indicated, all information contained in this Prospectus
(i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a four-for-one forward split of the Common Stock to be effected prior to this offering and (iii) assumes the amendment of the Company's Articles of Incorporation to increase the Company's authorized capital to 25,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock. See "Underwriting."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve significant risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those discussed in the forward-looking statements as a result of certain factors, including the factors set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby.

     Intense Competition. The consumer oral care market is highly competitive and is characterized by intense price competition. The Company competes directly with manufacturers of mechanical oral care devices such as power toothbrushes and oral irrigators, as well as manual toothbrushes. The Company also competes indirectly, and may in the future compete directly, with sellers of consumables such as toothpaste, mouthwash and dental floss. See "-- Potential New Markets."

     The Company's SONICARE product line competes with products offered by a number of larger companies, including The Gillette Company ("Gillette"), manufacturer of the Braun Oral-B product line; Teledyne Industries, Inc. ("Teledyne"), manufacturer of the SenSonic sonic toothbrush; and Conair Corporation ("Conair"), manufacturer of the Interplak power toothbrush product line. The Company's principal competitors have substantially greater financial, manufacturing, marketing and technical resources, and greater brand recognition than the Company. These advantages may afford the Company's competitors greater ability to manufacture large volumes of their products and achieve pricing advantages as a result of greater economies of scale, develop product innovations, expand distribution, compete for shelf space, reduce product prices and influence consumer buying decisions. In addition, the Company's competitors may be able to use their greater market standing and resources to exclude the Company's products from certain retailers' shelves. Most power toothbrush products currently are offered at prices substantially lower than the SONICARE products. Price reductions by competitors could result in downward pressure on the prices of the Company's products. There can be no assurance that the Company would be able to increase its sales volume or reduce its per unit costs under such circumstances while maintaining profitability. Competitive pressures also may lead to an increase in other sales-related expenses, including advertising and marketing costs. Furthermore, competitive price pressures may impair the Company's ability to raise prices in line with any increase in its distribution, promotional and manufacturing costs. The failure of the Company to respond to competitive pressures, particularly price competition, in a timely or effective manner would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company and certain other power toothbrush manufacturers have in the past made allegations or complaints to broadcasters, publishers of periodicals and the National Advertising Division of the Better Business Bureau regarding unfair or misleading product claims by competitors. While the Company has not to date been materially adversely affected by any such allegations or complaints concerning its product claims, there can be no assurance that in the future such allegations or complaints would not have a material adverse effect on the Company's business, operating results or financial condition.

     The Company believes that certain of its key competitors have invested, and will continue to invest, substantially greater funds in developing new products and technologies. Accordingly, there can be no assurance that the Company's competitors do not have, or will not develop or introduce, new products and technologies that could render the Company's products less competitive or obsolete. Any failure by the Company to compete effectively with regard to new product offerings, product innovations and technological changes and to offer products that provide performance that is at least comparable to competing products would have a material adverse effect on the Company's business, operating results and financial condition.

     Gillette has recently announced, and the Company believes will imminently launch, a new Braun Oral-B power toothbrush model, the "3-D," that may be positioned at a price point comparable to that of the Company's SONICARE models. The Company believes that this new Braun model may offer improvements over existing Braun models and expects that Gillette will devote substantial marketing resources to the launch of this new product. As a result, the introduction of this new product could force the Company to increase its marketing expenditures, redirect marketing or product development resources or reduce prices on its products, and therefore could negatively affect the Company's operating results. In addition, the introduction could result in decreased sales of the Company's products because of market confusion or a shift in consumer preferences, or could lead to a significant reduction in the shelf space allocated to the SONICARE product line. See "Business -- Competition."

     Fluctuating Quarterly Operating Results; Seasonality. The Company's historical operating results have fluctuated significantly from quarter to quarter and are likely to fluctuate significantly in the future based on a number of factors, including (i) pricing changes by the Company or its competitors; (ii) seasonality; (iii) the loss or addition of a major customer;
(iv) the time and expense involved in maintaining and expanding existing distribution channels and establishing new distribution channels; (v) discretionary marketing and promotional expenditures; (vi) timing of new product introductions by the Company and its competitors; (vii) inventory shortages or other factors affecting production volumes; (viii) timing of regulatory approvals; (ix) market acceptance of new or enhanced products; (x) product defects, recalls and other product quality problems; (xi) changes in the level of operating expenses, including expenses related to the Company's planned relocation to new office, research and manufacturing facilities; (xii) significant litigation, regulatory action or complaints about the Company's product claims; and (xiii) changes in the Company's product mix and in the percentage of products sold through different distribution channels.

     The Company's customers generally do not have long-term commitments to purchase products. The Company's products are generally shipped as orders are received, and as a result the Company generally does not have a significant backlog. Consequently, quarterly sales and operating results depend primarily on the volume and timing of orders received during the quarter, which are difficult to predict. Furthermore, a significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based on sales forecasts. If sales levels fall below expectations, operating results are likely to be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly basis in the future.

     The Company's business is seasonal in nature, with net sales and net income generally highest in the fourth quarter and generally lower in the first quarter than in the prior quarter. The Company believes that the historical increase in sales of its products in the fourth quarter has been primarily due to higher customer order volume in anticipation of holiday spending. Marketing and sales expenses also have been historically higher in the fourth quarter. As a result, the Company's quarterly results have fluctuated significantly, with net sales and net income in the fourth quarter historically accounting for a disproportionate percentage of annual net sales and net income. Any decreases in net sales or net income in the fourth quarter due to competitive, operating, economic and other business conditions are therefore likely to have a disproportionate effect on the Company's annual operating results as compared to other quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

     The Company believes that quarter-to-quarter comparisons of its sales and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. As a result of the foregoing factors, in some future quarter or quarters the Company's operating results may be below the expectations of market analysts and investors. In such event, the trading price of the Company's Common Stock would be materially adversely affected.

     Dependence on Limited Product Line. All of the Company's revenue to date has been attributable to the sale of its SONICARE product line, and the Company currently anticipates that this product line will account for the vast majority of its revenue for the foreseeable future. As a result, the Company's future operating results depend upon continued market acceptance of its SONICARE product line and future enhancements thereto. Consequently, a decline in the demand for, market acceptance of, or the prices for, the Company's SONICARE product line as a result of competition, technological change, developments in oral care treatment, adverse clinical research findings or other factors would have a material adverse effect on the Company's business, operating results and financial condition. The Company believes that its continued growth is highly dependent on the growth of the overall market for power toothbrushes and related products. If this market does not continue to grow or grows more slowly than expected, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Products."

     Risks of Product Defects and Product Recalls. The Company's business exposes the Company to potential product liability and product recall risks that are inherent in the design, development, manufacture and marketing of consumer oral care products. There can be no assurance that the Company's product liability insurance, with coverage limits of $26 million per occurrence and in the aggregate, will be adequate to protect the Company against any future product liability claims or that such insurance coverage will continue to be available on commercially reasonable terms, if at all. From time to time, the Company has received customer complaints concerning problems with the Company's products. In addition, in 1996, the Company voluntarily recalled approximately 180,000 units of its SONICARE product line due to the discovery of a defective charger shipped without electrical insulation. Of the approximately 150,000 chargers returned, five were found to contain this defect. Because not all affected chargers were returned, defective units may still be in the field. The recall had a material adverse effect on the Company's operating results for 1996, primarily due to lost sales and approximately $3 million in recall-related expenses. A product liability or other judgment against the Company in excess of the Company's insurance coverage, or another significant product recall, would have a material adverse effect on the Company's brand image and business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Products" and "-- Manufacturing and Quality Assurance."

     Risk of Adverse Findings or Reports. The Company relies heavily on clinical and laboratory studies commissioned by the Company to demonstrate the safety and efficacy of its products. The results of these studies are the primary basis of the Company's product claims and, as a result, are critical to the Company's marketing efforts. The Company is aware of a number of studies that negatively reflect on certain of its product claims. Any significant adverse or conflicting clinical results arising from studies commissioned by competitors, the Company or others could significantly undermine the credibility and competitive position of the Company's SONICARE product line in the market, and could have a material adverse effect on the Company's business, operating results and financial condition. Since the Company's inception, a substantial portion of the Company's sales of its SONICARE product line have been the result of dental professional recommendations. The Company believes that the results of its clinical and laboratory studies have been critical in persuading dental professionals of the benefits of the SONICARE product line and in generating sales. If as a result of the introduction of competitive products, the publication of adverse scientific findings or otherwise, recommendations by dental professionals were to materially decline, the credibility of the SONICARE product line, and the Company's business, operating results and financial condition, would be materially adversely affected. In addition, adverse reviews of the Company's products in consumer or professional publications or other adverse product publicity could materially adversely affect the Company's brand image and its sales. See "Business -- Clinical and Laboratory Research."

     Dependence on Retail Channels; Customer Concentration. A key element of the Company's growth strategy is continued sales growth in the retail channel. As a result, the Company must continue to increase consumer interest in the SONICARE product line and increase its retail shelf presence. Competition for shelf space in the consumer oral care market is intense, and the sales and marketing costs required to compete effectively for consumer attention in the retail channel are substantial. The Company's principal competitors have substantially greater sales and marketing budgets, personnel, experience and other resources than the Company. There can be no assurance that the Company will be able to increase its sales volume through retail channels, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Intense Competition."

     A significant portion of the Company's sales in any particular period has been attributable to a limited number of customers. Sales to Costco Companies, Inc. ("Costco"), the Company's largest retail customer, accounted for approximately 25% and 16% of the Company's net sales in 1997 and 1996, respectively, and sales to the Company's four largest retail customers accounted for approximately 39% and 31% of net sales in 1997 and 1996, respectively. The Company expects that it will continue to depend upon a limited number of customers for a significant portion of its sales in future periods. As a result of this concentration of sales, the Company's business, operating results or financial condition could be materially adversely affected by the failure of anticipated orders from significant customers to materialize or by deferrals or cancellations of orders by significant customers. In addition, significant customers could demand price reductions from the Company which could reduce the Company's margins and also lead to higher customer concentration due to increased sales volume through such customers. There can be no assurance that sales to Costco, or other major retail customers, will not decrease significantly or that one or more of these retail chains will not choose to replace the Company's products with those of its competitors. The loss of Costco or any other major retail customer, or any significant decrease in the volume of products sold through these retail distribution channels, would have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, any disruption in the business of a major retail customer as a result of bankruptcy or otherwise could materially increase the Company's bad debt exposure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Sales."

     Management of Growth; Information Systems. The Company has experienced substantial growth in recent years in all aspects of its business, which has placed significant strains on its management resources, systems and operations. The Company's future profitability depends on its ability to manage potential future growth effectively and to upgrade its management information systems and other infrastructure. The Company has purchased and intends to install an ERP (enterprise resource planning) system later in 1998. Although the Company is in the process of making information systems improvements, there can be no assurance that these systems upgrades will be implemented successfully or in a timely manner or that they will be adequate to manage any potential future growth that may occur. If the Company's sales and operations were to continue to grow, there would likely be increasing strain on the Company's management, financial, manufacturing, marketing, distribution and other resources. As a result, the Company could experience serious operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, difficulties in obtaining sufficient materials and components and manufacturing capacity to produce its products, problems in upgrading management information and other systems, internal controls and procedures problems, and delays in production and shipment of products. Projects such as the expansion of or enhancements to product lines, and efforts to address broader markets and to expand distribution channels, will place a further strain on the Company's resources and personnel. If the Company's management is unable to effectively manage any future growth that may occur, the Company's business, competitive position, operating results and financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Product Development Risks. The Company is dependent on its ability to design and develop new products and enhancements to its current SONICARE product line that will achieve market acceptance. The consumer oral care market in which the Company competes is characterized by frequent introductions of new products and changes in customer demands. The introduction of products embodying new technologies can render existing products obsolete and unmarketable. The development of new products and enhancements is subject to many creative, technical, financial, legal and logistical challenges, and there can be no assurance that the Company will be able to design and develop products and enhancements economically, in a timely manner and with the features desired by consumers, or that it will be able to successfully manufacture such new or enhanced products cost effectively and in significant volumes. If any future new products or enhancements are delayed, or if these products or enhancements fail to achieve market acceptance when launched, the Company's business, operating results and financial condition could be materially adversely affected. See "Business -- Products."

     Potential New Markets. As part of the Company's product development efforts, it is seeking to develop consumables that are complementary to the SONICARE product line, such as toothpaste and mouthwash. The Company has no experience in these markets and would be required to make substantial expenditures to launch and promote any such product. The markets for these consumable products are intensely competitive and are currently dominated by large companies, including Colgate-Palmolive and Procter & Gamble, which have substantially greater financial, marketing and manufacturing resources and experience than the Company. These advantages may enable the Company's competitors to more effectively compete for retail customers and shelf space, reduce product prices and influence consumer buying decisions, and may require the Company to make substantial marketing expenditures. In addition, the sale of these types of products may subject the Company to additional review and regulation by various governmental agencies for the countries, states and localities in which the Company's products are manufactured or sold, including the U.S. Food and Drug Administration (the "FDA"), which review and regulation could significantly delay any product introduction and require the Company to incur significant costs obtaining or maintaining regulatory approvals. See "Business -- Products" and "-- Regulation."

     Dependence on Key Personnel. The Company currently is, and expects to continue to be, dependent on the efforts and abilities of its senior management, particularly David Giuliani, its President, Chief Executive Officer and Chairman of the Board, and other key personnel. The Company also depends on its ability to identify, attract, train, retain and motivate other highly skilled technical, managerial, sales, marketing and other personnel. Competition for qualified personnel in the industry and in the Pacific Northwest is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate or retain such personnel. In addition, each of the Company's executive officers and key employees is employed on an at-will basis. The rate at which the Company can attract and retain the highly trained personnel that are integral to its direct sales, consulting and product development teams may limit the ability of the Company to achieve its objectives. The Company has obtained a $1 million term life insurance policy on the life of Mr. Giuliani. The failure to retain and attract any of its key executive officers, particularly Mr. Giuliani, or other key personnel could have a material adverse effect on its business, operating results and financial condition. See
"-- Management of Growth; Information Systems," "Business -- Employees" and "Management."

     Risks Associated With Relocation; Risk of Interruption of Business. The Company is planning to relocate its current operations and offices to new corporate office, manufacturing, research and development and warehouse facilities located on an 11-acre site approximately 15 miles east of its current location. The Company expects that this move will occur in mid-1999. The Company recently exercised an option to purchase the new facilities and intends to finance this purchase and hold the property through a tax retention operating lease arrangement with certain financial institutions. The Company expects to incur significant costs in constructing the new facility, which has already begun, and in relocating its operations once construction is completed. The Company also could experience increased employee turnover and associated costs in connection with the planned relocation, as well as costs related to terminating its existing real property leases and to restoring the facilities that are covered by these leases. There can be no assurance that the costs associated with this planned move will not substantially exceed the Company's expectations. In addition, the Company's development of a new facility will result in new fixed and operating expenses, including substantial increases in depreciation expense that will increase the Company's cost of sales. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results could be materially adversely affected.

     In addition, the development and construction of a new manufacturing facility is subject to significant risks and uncertainties, including construction delays, weather problems, equipment delays or shortages, production start-up problems and other factors. As many of such factors are beyond the Company's control, the Company cannot predict the length of any such delays, which could be substantial. In addition, the Company may experience significant delays in moving its operations, installing its manufacturing equipment, and building and testing its systems and infrastructure, any of which could have a material adverse effect on its ability to fill customer orders and on its overall business, operating results and financial condition. There can be no assurance that the Company will not encounter these or other unforeseen difficulties, costs or delays in constructing and equipping the new manufacturing facility, in relocating operations to the new facility or in commencing production at the new facility. Any such difficulties or delays could limit the Company's production volume and, accordingly, could have a material adverse effect on the Company's business, operating results and financial condition. The Company may also experience significant distribution problems and incur significant costs in establishing its planned new distribution center, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Manufacturing and Quality Assurance."

     Since the Company currently relies, and for the foreseeable future expects to rely, on a single manufacturing facility, any prolonged disruption in the operations of the Company's facilities for any other reason, including technical or labor difficulties, regulatory action, inaccessability due to inclement weather, destruction of or damage to the facility or other reasons, would have a material adverse effect on the Company's business, operating results and financial condition.

     Manufacturing Capacity Constraints; Dependence on Key Suppliers. If demand for the Company's products increases, the Company will be dependent on its ability to increase its production volume on a timely and cost-effective basis while maintaining product quality. If the Company attempts to significantly increase production volumes, it may encounter difficulties, including problems involving delays, quality control, shortages of qualified personnel, and shortages of materials and components, particularly those with long lead times. A significant increase in production volume may also require the Company to increase its overall manufacturing capacity. In light of long lead times on certain equipment required to increase capacity, the Company would have only a limited ability to increase capacity on short notice in response to sudden increases in demand. As a result, the Company may in the future experience delays in its ability to fill customer orders if it does not increase capacity on a timely basis. Significant delays in filling orders over an extended period could damage customer relations and materially adversely affect the Company's competitive position, which would materially adversely affect the Company's business, operating results and financial condition. The production schedules for the Company's products are based on forecasts of customer demand, and the Company has only a limited ability to modify short-term production schedules. The Company's ability to estimate demand may be less precise during periods of rapid growth or with respect to new products. The Company's failure to forecast its requirements accurately could lead to inventory shortages or surpluses that could materially adversely affect its operating results and lead to fluctuations in quarterly operating results. In addition, the Company's margins and profitability could be materially adversely affected by the costs associated with excess capacity if orders do not meet expectations.

     The Company's products are composed of a number of components that are provided by sole source suppliers. While the Company has identified alternative sources for certain of these components, the qualification of additional or replacement vendors is a lengthy process, and there can be no assurance that any such additional or replacement vendors will be qualified or available, if needed. This dependence on sole source suppliers involves significant risks, including reduced control over production schedules, quality assurance, manufacturing yields and costs and supply availability. Any significant supply interruption would have a material adverse effect on the Company's ability to manufacture its products and, therefore, on its business, operating results and financial condition. In addition, any price increases by sole source or other suppliers would increase the Company's operating costs and negatively impact margins and profitability. See "Business -- Manufacturing and Quality Assurance."

     Risks Associated With International Sales and Operations. Although international sales revenue to date has only accounted for a small percentage of the Company's net sales, the Company believes that its continued growth depends in part on the growth of its international sales. International expansion will require penetration into markets in which the Company has little or no experience, and there can be no assurance that the Company will be successful in penetrating these markets or maintaining or expanding international sales. International sales are subject to inherent risks, including changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, increased distribution and shipping challenges, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, the difficulties of dealing with litigation or regulatory actions in foreign countries, price controls or other restrictions on foreign currency and difficulties in obtaining export and import licenses. To the extent the Company's dependence on international sales revenue increases, factors adversely affecting the Company's international operations could materially adversely affect the Company's business, operating results and financial condition as a whole. Although the Company has not experienced any material adverse impact to date from fluctuations in foreign currencies, to the extent that international sales become a greater percentage of net sales, there can be no assurance that currency fluctuations will not have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company currently sells its products outside the United States primarily through international distributors. There can be no assurance that the Company will be successful in maintaining relationships with these distributors or establishing relationships with additional distributors. The loss of one or more major international distributors could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- International Operations."

     Potential Health Risks. Concerns have been expressed that electromagnetic emissions from electronic devices may pose potential health risks to the users of those devices. The actual or perceived risk of frequent use of electronic devices, or press reports thereon, could adversely affect sales of the Company's products and have a material adverse effect on the Company's business, operating results and financial condition.

     Risks Related to Acquisitions. The Company has evaluated, and expects to continue to evaluate, strategic opportunities available to it and may pursue acquisitions of additional products, technologies or businesses. Although no material acquisitions are currently being negotiated or planned, the Company's future performance following an acquisition will depend on the Company's ability to integrate or manage any organizations acquired, which, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses following the acquisition. There can be no assurance that the Company would be able to integrate or manage acquired businesses, if any, successfully or in a timely manner. If the Company is unable to manage acquisition-based growth effectively, its business, operating results and financial condition would be materially adversely affected. Moreover, any new acquisition, depending on its size, could result in the use of a significant amount of the Company's available cash or the acquisition of additional debt or, if such acquisition is made utilizing the Company's equity securities, could result in significant dilution to the Company's shareholders. See "Use of Proceeds."

     Limited Protection of Intellectual Property and Proprietary Rights. The Company is dependent in large part on its proprietary rights and technology. Optiva relies on a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company currently has seven issued U.S. patents and five pending U.S. patent applications as well as a number of foreign patents and pending patent applications. There can be no assurance that the Company's pending or any future patent applications will be issued with the scope of the claims sought by the Company, if at all, or that the Company's patent claims will not be successfully challenged or circumvented by competitors. Despite the precautions taken by the Company to protect its intellectual property, it may be possible for unauthorized third parties to copy certain portions of the Company's products or reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws and practices of some foreign countries do not protect proprietary rights to the same extent as do the laws and practices of the United States. In some countries, the Company has decided not to file for patent or trademark protection of its proprietary rights because it has determined that the costs of doing so are not warranted.
There can be no assurance that the measures taken by the Company to protect its rights, and the Company's means of protecting its proprietary rights in the United States or abroad, will be adequate, that competing companies will not independently develop similar technology or that the time, diversion of management attention and expense of defending the Company's proprietary rights will not have a material adverse effect on the Company's business, operating results and financial condition. In 1996, the Company and Teledyne settled litigation between them that in part concerned a critical sonic technology patent held by the Company. As part of the settlement the Company granted Teledyne a nonexclusive, royalty-bearing license to that patent, under which Teledyne is currently manufacturing and selling its SenSonic toothbrush.

     The Company has received a limited number of claims of patent and trademark infringement and likely will receive additional claims in the future. While none of these claims has had a material adverse effect on the Company's business or operations to date, the Company has incurred in the past, and could incur in the future, substantial costs in defending itself and its customers against infringement claims. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications that relate to the Company's products may have been filed of which the Company is unaware. Litigation may be necessary to protect proprietary information and rights of the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or administrative proceedings will likely result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. The prosecution and defense of intellectual property rights, as with any lawsuit, are inherently uncertain and carry no assurance of success. An adverse determination in litigation or administrative proceedings could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, prevent the Company from selling or making its products or require the Company to modify its products. Furthermore, there can be no assurance that any necessary licenses would be available to the Company on satisfactory terms, if at all. See "Business -- Proprietary Rights and Technology."

     Governmental Regulation. The Company's consumer oral care products and manufacturing facilities are regulated by the FDA and by various other governmental agencies for the states, localities and foreign countries in which the Company's products are manufactured and sold. The FDA requires pre-market approval of new medical devices through submission of a Section 510(k) Pre-Market Notification, a Pre-Market Approval Application or an available exemption from the FDA's pre-market clearance requirements. The oral care products currently marketed by the Company are exempt from FDA pre-market clearance requirements, although products under development by the Company may be subject to such requirements or other regulations. The Company's manufacturing facilities are subject to the FDA's current Good Manufacturing Practices. See "-- Potential New Markets."

     Failure to comply with applicable FDA or other regulatory requirements can result in, among other things, fines, suspensions or withdrawals of regulatory clearances or approvals, product recalls, operating restrictions (including suspension of production and distribution), product seizures and criminal prosecution. In addition, governmental regulations may be established that could prevent or delay regulatory clearances or approval of the Company's products. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the timing of, future regulatory clearances or approvals. There can be no assurance that the Company will be able to achieve or maintain compliance with necessary U.S. or foreign regulatory requirements, that it will be able to produce its products profitably and in a timely manner while complying with such regulatory requirements or that it will not be required to incur significant costs obtaining or maintaining such regulatory approvals. Delays in receiving necessary U.S. or foreign regulatory clearances or approvals, failure to receive clearances or approvals, or the loss of previously received clearances or approvals could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the long-term course of regulatory policy cannot be predicted, and there can be no assurance that new laws or regulations will not be introduced, or existing laws and regulations will not be applied in a manner, that materially adversely affect the Company.

     The Company's use of rechargeable batteries in its SONICARE models subjects the Company to a variety of local, state, federal and international governmental regulations relating to the recyclability and disposal of such batteries. The failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its recycling and disposal processes or cessation of operations. In addition, compliance with such regulations could require the Company to incur substantial expenses. See "Business -- Regulation."

     Changes in Economic Conditions and Consumer Spending. Purchases of premium consumer oral care products, including the Company's SONICARE product line, are discretionary and, therefore, such purchases may decline during periods of national or regional economic recession or reduced consumer confidence. The Company's success depends in part upon a number of economic factors affecting discretionary consumer spending, including employment rates, business conditions, future economic prospects, interest rates and tax rates. Shifts in consumer discretionary spending away from premium consumer oral care products, as well as general declines in consumer spending, could have a material adverse effect on the Company's business, operating results and financial condition.

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the Year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. In 1997, the Company purchased, and intends to install in 1998, an ERP (enterprise resource planning) system that the vendor warrants is Year 2000 compliant. In addition, the Company is in the process of identifying and assessing its mission-critical systems that may be affected by the Year 2000, both internally and externally (with respect to the Company's suppliers and customers). Although the Company plans to address Year 2000 issues with respect to its mission-critical internal systems in sufficient time prior to the century rollover, there can be no assurance that there will not be interruption of operations or other limitations of system functionality, or that the Company will not incur substantial costs to avoid such occurrences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Absence of Prior Market for Common Stock; Price Volatility. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or, if developed, will be sustained following this offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters, and may not be indicative of the market price of the Common Stock after this offering. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to certain factors, including fluctuations in operating results of the Company or its competitors, sales of Common Stock into the market by existing shareholders, announcements of new products by the Company or its competitors, announcements of clinical or laboratory results, legal or regulatory actions against the Company, the Company's failure to meet or exceed published earnings estimates, changes in earnings estimates or recommendations by securities analysts, announcements of technological innovations by the Company or its competitors, developments with respect to patents, market conditions generally for equity securities of similar companies and market conditions generally for publicly traded companies. In addition, the market prices of many securities have been highly volatile in recent years, often as a result of factors unrelated to a company's operations. Accordingly, the market price of the Common Stock may decline even if the Company's operating results or prospects have not changed. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the market price of such company's securities. If brought, such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could materially adversely affect the market price of the Common Stock. In addition to the 4,400,000 shares of Common Stock offered hereby, as of the date of this Prospectus (the "Effective Date") there will be 14,274,440 shares of Common Stock outstanding (assuming no exercise of options or warrants after March 31,
1998), all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately
               Restricted Shares will become eligible for sale immediately after the Effective Date pursuant to Rule 144(k) under the Securities Act,
approximately                Restricted Shares will become eligible for sale
prior to 90 days after the Effective Date pursuant to Rule 144(k) under the
Securities Act, approximately                Restricted Shares will become
eligible for sale 90 days after the Effective Date pursuant to Rule 144 and Rule
701 under the Securities Act, approximately                Restricted Shares
will become eligible for sale 120 days after the Effective Date, and
approximately                Restricted Shares will become eligible for sale
approximately 180 days after the Effective Date, upon the expiration of certain lockup agreements with the Representatives of the Underwriters, subject in some cases to compliance with the volume and other limitations under Rule 144. The
remaining approximately                Restricted Shares held by existing
shareholders, or issuable pursuant to outstanding warrants, will become eligible for sale from time to time in the future under Rule 144. Additionally, an
aggregate of approximately                shares issuable upon the exercise of
stock options that were vested as of May 1, 1998 will become eligible for sale in the public market 90 days after the Effective Date upon the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 with respect to the shares subject to such options. As described above, the number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lockup agreements under which the holders of such shares have agreed not to sell or otherwise dispose of a portion of their shares for periods ranging from 120 to 180 days after the Effective Date without the prior written consent of Hambrecht & Quist LLC, except that each of such holders may, without the consent of the Representatives of the Underwriters, sell up to 1,000 shares of Common Stock. See "Management -- Employee Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

     Control by Directors and Executive Officers. Immediately upon completion of this offering, the Company's directors and executive officers will beneficially
own approximately      % of the outstanding shares of Common Stock
(approximately      % if the Underwriters' over-allotment option is exercised in full). As a result, the Company's directors and executive officers, acting together, would be able to significantly influence or control many matters requiring approval by the shareholders of the Company, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership and voting power may have the effect of accelerating, delaying or preventing a change in control of the Company or otherwise affect the ability of any shareholder to influence the policies of the Company, which in turn could have an adverse effect on the market price of the Common Stock. See "Management" and "Principal and Selling Shareholders."

     Antitakeover Considerations. Certain provisions of Washington law, the Company's Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws") could discourage potential acquisition proposals and could delay, defer or prevent a change in control of the Company that may be in the best interests of the Company's shareholders. See "Description of Capital Stock."

     Dilution. The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution of $12.80 in net tangible book value per share of Common Stock from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

     Cautionary Language Regarding Forward-Looking Statements. This Prospectus contains certain forward-looking statements, including, without limitation, statements concerning the Company's operations, economic performance and financial condition, particularly statements relating to the Company's growth strategy. The words "believe," "intend," "plan," "expect" and "anticipate" and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under in this "Risk Factors" section and elsewhere in this Prospectus. Other important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this Prospectus will in fact occur according to the Company's plans, if at all.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $16.00 per share, after deducting the underwriting discount and estimated offering expense, are estimated to be approximately $28,610,000 (approximately $33,074,000 if the Underwriters' over-allotment option is exercised in full).

     The Company intends to use (i) approximately $2.9 million of the net proceeds to repay three term loans with final maturities ranging from November 1998 to February 2001 and bearing interest at rates ranging from the lender's prime rate (which was 8.5% as of March 31, 1998) to the lender's prime rate plus 1%, and (ii) approximately $7.7 million for various capital expenditures, including purchases of manufacturing and office equipment. The term loans were used to finance equipment purchases. The Company intends to use the remainder of the net proceeds for working capital and other general corporate purposes. While the Company has not identified any specific amounts required, it may use portions of the balance of the net proceeds for some or all of the following:
(i) improving and equipping the Company's planned new office, manufacturing and research facilities, and relocating the Company's operations to such facilities;
(ii) establishing a new distribution center; (iii) expanding international operations; and (iv) developing new products. In addition, the Company may use an unspecified portion of the net proceeds, when and if the opportunity arises, to acquire businesses, products or technologies that it believes will help fulfill the Company's strategic goals. However, the Company currently has no understandings, commitments or agreements with respect to any such acquisitions. Pending such uses, the Company intends to invest the net proceeds in investment-grade, interest-bearing securities. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders, other than the proceeds from the exercise of stock options or warrants by certain Selling Shareholders at the closing of this offering. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on shares of the Common Stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Certain of the Company's financing agreements contain limitations on the payment of dividends.

                                 CAPITALIZATION

     The following table sets forth the Company's capitalization as of March 31, 1998 (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share, and the application of a portion of the estimated net proceeds therefrom to repay certain indebtedness. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Long-term debt and capital lease obligations, less current
  installments(1)...........................................  $ 1,583      $    52
Shareholders' equity:
     Preferred stock, $0.01 par value per share: 25,000,000
      shares authorized; no shares issued and outstanding...       --           --
     Common stock, $0.01 par value per share: 100,000,000
      shares authorized; 16,674,440 shares issued and
      outstanding, actual; 18,674,440 shares issued and
      outstanding, as adjusted(2)...........................      167          187
     Additional paid-in capital.............................    9,650       38,240
     Unearned stock compensation............................      (43)         (43)
     Retained earnings......................................   21,474       21,474
                                                              -------      -------
          Total shareholders' equity........................   31,248       59,858
                                                              -------      -------
            Total capitalization............................  $32,831      $59,910
                                                              =======      =======

------------------------------
(1) See Notes 4 and 10 of Notes to Consolidated Financial Statements.

(2) Excludes, as of March 31, 1998, 4,880,000 shares of Common Stock reserved for issuance pursuant to the Company's benefit plans, of which options to purchase 2,482,916 shares were outstanding at a weighted average exercise price of $1.49 per share. Also excludes 239,812 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998 at a weighted average exercise price of $2.71 per share. See
    "Management -- Benefit Plans" and "Description of Capital
    Stock -- Warrants."

                                    DILUTION

     As of March 31, 1998, the Company had a net tangible book value of approximately $31.2 million, or $1.87 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value after March 31, 1998, other than to give effect to the receipt by the Company of the net proceeds from the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $16.00 per share, the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $59.8 million, or $3.20 per share. This represents an immediate increase in net tangible book value of $1.33 per share to existing shareholders and an immediate dilution in net tangible book value of $12.80 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $16.00
     Net tangible book value per share as of March 31,
       1998.................................................  $1.87
     Increase in net tangible book value per share
       attributable to new investors in this offering.......   1.33
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................               3.20
                                                                         ------
Dilution per share to new investors.........................             $12.80
                                                                         ======

     The following table summarizes, on a pro forma basis as of March 31, 1998, the differences between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                 SHARES
                             PURCHASED(1)(2)        TOTAL CONSIDERATION       AVERAGE
                          ---------------------    ----------------------      PRICE
                            NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                          ----------    -------    -----------    -------    ---------
Existing shareholders...  16,674,440      89.3%    $ 8,765,299      21.5%     $ 0.53
New investors...........   2,000,000      10.7      32,000,000      78.5       16.00
                          ----------     -----     -----------     -----
          Total.........  18,674,440     100.0%    $40,765,299     100.0%
                          ==========     =====     ===========     =====

------------------------------
(1) Excludes, as of March 31, 1998, 4,880,000 shares of Common Stock reserved for issuance pursuant to the Company's benefit plans, of which options to purchase 2,482,916 shares were outstanding at a weighted average exercise price of $1.49 per share. Also excludes 239,812 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998 at a weighted average exercise price of $2.71 per share. See
    "Management -- Benefit Plans" and "Description of Capital
    Stock -- Warrants."

(2) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 14,274,440 shares, or approximately 76.4% (13,914,440 shares or approximately 73.3% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering and will increase the number of shares held by new investors to 4,400,000 or approximately 23.6% (5,060,000 shares or approximately 26.7% if the Underwriter's over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus. The selected consolidated financial data set forth below for the five years ended December 31, 1997 have been derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data set forth below as of and for the three-month periods ended March 31, 1997 and 1998 are derived from the unaudited consolidated financial statements of the Company which, in the Company's opinion, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the Company for those periods. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year ending December 31, 1998.

                                                                                                       THREE MONTHS
                                                                                                           ENDED
                                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                  ------------------------------------------------   -----------------
                                                   1993      1994      1995      1996       1997      1997      1998
                                                  -------   -------   -------   -------   --------   -------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)      (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA:
    Net sales...................................  $ 3,755   $16,558   $48,701   $72,695   $102,968   $19,009   $30,609
    Cost of sales...............................    2,268     7,250    16,779    25,440     37,049     6,770    10,770
                                                  -------   -------   -------   -------   --------   -------   -------
    Gross profit................................    1,487     9,308    31,922    47,255     65,919    12,239    19,839
                                                  -------   -------   -------   -------   --------   -------   -------
    Operating expenses:
         Marketing and sales....................    1,281     4,969    18,461    25,208     33,091     6,890    10,107
         General and administrative.............    1,003     2,744     6,745     7,891     10,679     2,301     4,422
         Research and development...............      364       419     1,307     2,295      4,672       930     1,389
         Nonrecurring expenses(1)...............       --        --        --     2,959       (312)       --        --
                                                  -------   -------   -------   -------   --------   -------   -------
             Total operating expenses...........    2,648     8,132    26,513    38,353     48,130    10,121    15,918
                                                  -------   -------   -------   -------   --------   -------   -------
    Income (loss) from operations...............   (1,161)    1,176     5,409     8,902     17,789     2,118     3,921
    Interest income (expense)...................       17        22         2       103        (91)      (26)      116
    Other nonoperating items(2).................       --        --      (461)      462         --        --        --
                                                  -------   -------   -------   -------   --------   -------   -------
    Income (loss) before income taxes...........   (1,144)    1,198     4,950     9,467     17,698     2,092     4,037
    Provision for income taxes..................       --       150     1,922     3,599      6,350       778     1,454
                                                  -------   -------   -------   -------   --------   -------   -------
    Net income (loss)...........................  $(1,144)  $ 1,048   $ 3,028   $ 5,868   $ 11,348   $ 1,314   $ 2,583
                                                  =======   =======   =======   =======   ========   =======   =======
    Diluted net income (loss) per share(3)......  $ (0.10)  $  0.07   $  0.19   $  0.35   $   0.64   $  0.08   $  0.14
    Shares used in computation of diluted net
      income (loss) per share(3)................   11,120    14,227    15,765    16,830     17,749    17,330    18,060

                                                                                                     AS OF
                                                             AS OF DECEMBER 31,                    MARCH 31,
                                                ---------------------------------------------   ----------------
                                                 1993     1994     1995      1996      1997      1997     1998
                                                ------   ------   -------   -------   -------   ------   -------
                                                                            (IN THOUSANDS)        (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents.................  $  802   $1,509   $ 1,760   $ 2,774   $10,667   $  226   $15,073
    Working capital...........................   1,079    3,751     8,084    13,395    24,009   14,648    26,431
    Total assets..............................   2,041    7,051    16,723    31,385    46,575   28,921    50,760
    Long term debt and capital lease
      obligations, net of current
      installments............................       7       98       281       830     1,210    1,198     1,583
    Shareholders' equity......................   1,339    4,473    10,190    16,617    28,610   17,979    31,248

------------------------------
(1) Represents costs directly related to a voluntary precautionary recall of the SONICARE charger that commenced in November 1996. As a result of the recall, the Company incurred significant direct costs, including advertising, public relations, legal and professional fees, the cost of the units recalled (including labor and freight involved in the recall process), and other costs. The direct and incremental recall costs of $2,958,618 were recorded in 1996. These costs included the accrual of approximately $978,000 of estimated remaining direct costs expected to be incurred in 1997. In 1997, the Company incurred $666,419 of direct costs associated with the recall. The remaining balance of the accrual of $311,581 was reversed in 1997. See
    Note 9 of Notes to Consolidated Financial Statements.

(2) Reflects the gain on settlement, less related legal and other costs, of litigation between the Company and Teledyne Industries, Inc. See Note 11 of Notes to Consolidated Financial Statements.

(3) For an explanation of diluted net income (loss) per share and the number of shares used to compute diluted net income (loss) per share, see Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The Company's actual results and the timing of certain events could differ materially from those anticipated in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     Optiva develops, manufactures and markets premium consumer oral care products offered under the SONICARE brand. The Company was founded in 1988 to develop consumer products based on sonic technology and began shipping its SONICARE power toothbrush product in the fourth quarter of 1992. All of the Company's revenue to date has been attributable to the sale of the SONICARE power toothbrush and accessories. The Company's net sales grew from $48.7 million in 1995 to $103.0 million in 1997. See "Risk Factors -- Dependence on Limited Product Line."

     The Company initially sold its products primarily through dental professionals. Building on the brand awareness created through this channel, the Company has conducted a phased expansion into a variety of retail channels, including specialty retailers, department stores, chain drug stores, warehouse clubs and mass merchandisers. The Company's top four retail customers together accounted for approximately 39% and 31% of net sales in 1997 and 1996, respectively, with a single customer, Costco, accounting for approximately 25% and 16% of 1997 and 1996 net sales, respectively. No customer accounted for more than 10% of net sales in 1995. See "Risk Factors -- Dependence on Retail Channels; Customer Concentration." The Company generally recognizes revenue from product sales on shipment to customers, with a provision made for products returned based on historical trends.

     International sales accounted for approximately 6% of the Company's net sales in 1997. A key element of the Company's strategy is to expand international sales, although there can be no assurance that this strategy will be successful. To the extent the Company continues to rely on distributors to sell its products outside of the United States, an increase in the percentage of net sales generated outside the United States could adversely affect the Company's gross margins. See "Risk Factors -- Risks Associated With International Sales and Operations."

     The Company's business is seasonal in nature, with net sales generally highest in the fourth quarter and generally lower in the first quarter than in the prior quarter. The Company believes that the historical increase in sales of its products in the fourth quarter has been primarily due to higher customer order volume in anticipation of holiday spending. In addition, marketing and sales expenses have been historically higher in the fourth quarter. As a result, the Company's quarterly results have fluctuated significantly, with net sales and net income in the fourth quarter historically accounting for a disproportionate percentage of annual net sales and net income. Any decreases in net sales or net income in the fourth quarter due to competitive, operating, economic and other business conditions are therefore likely to have a disproportionate effect on the Company's annual operating results as compared to other quarters. See "-- Selected Quarterly Results of Operations" and "Risk Factors -- Fluctuating Quarterly Operating Results; Seasonality."

     The Company manufactures the SONICARE toothbrush at its facilities in Bellevue, Washington. The Company intends to relocate its office, research and manufacturing facilities to new facilities under construction in Snoqualmie, Washington. The Company is also planning to move its distribution operations to a separate facility in conjunction with this move. The Company has already incurred, and expects to continue to incur, significant expenditures in connection with this relocation, including costs associated with the construction of and improvements to the facilities, direct moving costs, costs of new equipment, lease termination costs, costs of restoring the Company's existing facilities and other costs. In addition, the move to new facilities may result in substantial unplanned expenses, such as moving and facility improvement cost overruns, and may materially adversely affect net sales during the period in which the move takes place due to possible disruptions to production and distractions of senior management and other employees. See "Risk Factors -- Risks Associated With Relocation; Risk of Interruption of Business" and "Business -- Properties."

     In November 1996, Optiva announced a precautionary recall (the "Recall") of all SONICARE chargers manufactured between September 3 and October 30, 1996. The Company voluntarily issued the recall notice after it learned that a charger was shipped without electrical insulation. The Recall was conducted in accordance with FDA guidelines, with the Company delivering quality-assured chargers as replacements for chargers submitted during the Recall. The Company recorded approximately $3.0 million in direct costs of the Recall in 1996 and recorded a credit of approximately $0.3 million in 1997 that reflected the partial reversal of a provision made in 1996. In addition, the Recall had a material adverse effect on the Company's sales, primarily in the fourth quarter of 1996, as the Company suspended production and certain marketing campaigns. The Company launched a special advertising and marketing campaign in the first quarter of 1997 to increase sales following the Recall. See "Risk Factors -- Risks of Product Defects and Product Recalls" and Note 9 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's consolidated statements of income to net sales. Any trends reflected by the following table may not be indicative of future results.

                                                        PERCENTAGE OF NET SALES
                                          ----------------------------------------------------
                                                                               THREE MONTHS
                                                   YEAR ENDED                      ENDED
                                                  DECEMBER 31,                   MARCH 31,
                                          -----------------------------      -----------------
                                          1995        1996        1997       1997        1998
                                          -----       ----        ----       ----        ----
Net sales...............................  100.0%      100.0%      100.0%     100.0%      100.0%
Cost of sales...........................   34.5        35.0        36.0       35.6        35.2
                                          -----       -----       -----      -----       -----
Gross profit............................   65.5        65.0        64.0       64.4        64.8
                                          -----       -----       -----      -----       -----
Operating expenses:
  Marketing and sales...................   37.9        34.7        32.1       36.2        33.0
  General and administrative............   13.9        10.9        10.4       12.1        14.5
  Research and development..............    2.7         3.2         4.5        4.9         4.5
  Nonrecurring expenses.................    0.0         4.0        (0.3)        --          --
                                          -----       -----       -----      -----       -----
          Total operating expenses......   54.5        52.8        46.7       53.2        52.0
                                          -----       -----       -----      -----       -----
Income from operations..................   11.1        12.2        17.3       11.2        12.8
Interest income (expense)...............    0.0         0.1        (0.1)      (0.2)        0.4
                                          -----       -----       -----      -----       -----
Other nonoperating items................   (0.9)        0.7         0.0        0.0         0.0
Income before income taxes..............   10.1        13.0        17.2       11.0        13.2
Provision for income taxes..............    3.9         4.9         6.2        4.1         4.8
                                          -----       -----       -----      -----       -----
Net income..............................    6.2%        8.1%       11.0%       6.9%        8.4%
                                          =====       =====       =====      =====       =====

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Net sales. Net sales increased 61% to $30.6 million in the three months ended March 31, 1998 from $19.0 million in the three months ended March 31, 1997. The increase in net sales primarily reflects increased sales through retail distribution channels. The Company believes that the significant publicity that it received in connection with a television talkshow in the fourth quarter of 1997 may have contributed to higher sales in the first quarter of 1998. Sales through other distribution channels also increased but at a slower rate than retail sales. Retail sales accounted for a majority of net sales in 1997 and the three months ended March 31, 1998.

     Gross profit. Gross profit consists of net sales less cost of sales, which is comprised primarily of material, production overhead and labor costs. Gross profit increased 62% to $19.8 million in the three months ended March 31, 1998 from $12.2 million in the three months ended March 31, 1997. As a percentage of net sales, gross profit increased slightly to 64.8% in the three months ended March 31, 1998 from 64.4% in the three months ended March 31, 1997. The slight increase in gross margin reflects increased economies of scale due to higher production volume.

     Marketing and sales expenses. Marketing and sales expenses consist primarily of advertising and promotional expenses, salaries and incentive compensation. Marketing and sales expenses increased 47% to $10.1 million in the three months ended March 31, 1998 from $6.9 million in the three months ended March 31, 1997. The increase in marketing and sales expenses was primarily due to increased marketing costs. Marketing expenses increased primarily as a result of increased advertising expenses and the cost of promotional activities directed at dental professionals. The increase also reflects an increase in commissions and salaries paid, resulting from higher sales volumes and the addition of more sales representatives. As a percentage of net sales, however, marketing and sales expenses decreased to 33.0% in the three months ended March 31, 1998 from 36.2% in the three months ended March 31, 1997, largely reflecting the added expense in the 1997 period of a special advertising campaign following the Recall. The Company expects marketing and sales expenses to increase in absolute terms as a result of a number of factors, including expansion to new markets and potential product launches.

     General and administrative expenses. General and administrative expenses consist primarily of salaries and incentive compensation, infrastructure costs and professional fees. General and administrative expenses increased 92% to $4.4 million in the three months ended March 31, 1998 from $2.3 million in the three months ended March 31, 1997, primarily resulting from higher payroll costs (reflecting an increase in headcount plus accrued bonuses), an increase in the allowance for doubtful accounts and fees and expenses related to the Company's expected move to new facilities in 1999. As a percentage of net sales, general and administrative expenses increased to 14.5% in the three months ended March 31, 1998 from 12.1% in the three months ended March 31, 1997. The Company expects its general and administrative expenses to increase in absolute terms as the Company expands its operations and incurs the expenses associated with being a public company.

     Research and development expenses. Research and development expenses include the cost of product development, as well as similar costs associated with the Company's internal clinical and laboratory research efforts and fees paid to universities and research centers conducting clinical and laboratory studies. Research and development expenses increased 49% to $1.4 million in the three months ended March 31, 1998 from $0.9 million in the three months ended March 31, 1997 due to an increase in overall research and development activities. As a percentage of net sales, however, research and development expenses decreased to 4.5% in the three months ended March 31, 1998 from 4.9% in the three months ended March 31, 1997. The Company expects to increase its research and development expenditures as it continues to expand its research and development activities.

     Provision for income taxes. Provision for income taxes increased 87% to $1.5 million in the three months ended March 31, 1998 from $0.8 million in the three months ended March 31, 1997, reflecting an increase in taxable income. The Company's effective income tax rate decreased to 36.0% in the three months ended March 31, 1998 from 37.2% in the three months ended March 31, 1997.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     Net sales. Net sales increased 42% to $103.0 million in the year ended December 31, 1997 from $72.7 million in the year ended December 31, 1996. Sales increased significantly through both of the Company's main distribution channels, retail and dental professional, although retail sales grew at a faster rate than sales through dental professionals.

     Gross profit. Gross profit increased 39% to $66.0 million in 1997 from $47.3 million in 1996. As a percentage of net sales, gross profit declined to 64.0% in 1997 from 65.0% in 1996. The slight decline in gross margin is due primarily to higher production overhead costs associated with process modifications, as well as increased occupancy expenses as the Company expanded its facilities.

     Marketing and sales expenses. Marketing and sales expenses increased 31% to $33.1 million in 1997 from $25.2 million in 1996, primarily due to an increase in marketing costs. Marketing costs were higher in 1997 due to an increase in marketing activities aimed at consumers, such as television and print advertising campaigns, an increase in marketing activities aimed at dental professionals and unusually low marketing costs in the fourth quarter of 1996 as the Company suspended or cancelled certain marketing campaigns during the Recall. Sales expenses were also higher in 1997 as a portion of these expenses generally increase as net sales increase, reflecting increased commissions and sales bonuses. As a percentage of net sales, marketing and sales expenses declined to 32.1% in 1997 from 34.7% in 1996, partly because of the negative effect of the Recall on 1996 net sales.

     General and administrative expenses. General and administrative expenses increased 35% to $10.7 million in 1997 from $7.9 million in 1996, reflecting higher overhead costs associated with the Company's growth. As a percentage of net sales, general and administrative expenses decreased to 10.4% in 1997 from 10.9% in 1996.

     Research and development expenses. Research and development expenses increased 104% to $4.7 million in 1997 from $2.3 million in 1996. As a percentage of net sales, research and development expenses increased to 4.5% of net sales in 1997 from 3.2% of net sales in 1996. These increases were due to both increased product development expenditures, such as the expansion of facilities and staff, and increased clinical and laboratory research expenditures, such as the expansion of research staff and increased expenditures on clinical and laboratory studies conducted by outside institutions.

     Nonrecurring expenses. Nonrecurring expenses reflect the direct costs associated with the Recall, including advertising and public relations expenses, legal and professional fees, the cost of the product recalled (including labor and freight involved in the recall process), and other costs. In 1996 the Company recorded $3.0 million in expenses directly related to the Recall, including an accrual of $1.0 million for expenses expected to be incurred in 1997. In 1997 the Company incurred only $0.7 million in costs directly attributable to the Recall, and therefore recorded a reversal of $0.3 million of the reserve taken in 1996. See "-- Overview" and Note 9 of Notes to Consolidated Financial Statements.

     Other nonoperating items. In September 1996, the Company and Teledyne settled litigation between them that related in part to one of the Company's patents. In 1996, the Company recorded the lump sum paid to it by Teledyne as part of the settlement, less legal and other related expenses incurred by the Company during 1996. See Note 11 of Notes to Consolidated Financial Statements and "Business -- Proprietary Rights and Technology."

     Provision for income taxes. Provision for income taxes increased 76% to $6.4 million in 1997 from $3.6 million in 1996, reflecting the Company's higher taxable income in 1997. The Company's effective income tax rate decreased to 35.9% in 1997 from 38.0% in 1996 primarily due to a decrease in the blended state income tax rate.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Net sales. Net sales increased 49% to $72.7 million in the year ended December 31, 1996 from $48.7 million in the year ended December 31, 1995. The increase resulted from higher sales to both the retail and dental professional channels, with sales to the retail channel increasing at a greater rate, offset by lower than expected sales in the fourth quarter of 1996 due to the Recall.

     Gross profit. Gross profit increased 48% to $47.3 million in 1996 from $31.9 million in 1995. As a percentage of net sales, gross profit declined slightly to 65.0% in 1996 from 65.5% in 1995 as reductions in direct production costs per unit were largely offset by increased fixed costs and infrastructure related to the growth of the Company's operations.

     Marketing and sales expenses. Marketing and sales expenses increased 37% to $25.2 million in 1996 from $18.5 million in 1995. The increase primarily reflects higher expenses associated with marketing to dental professionals, as well as higher sales commissions and bonuses due to higher sales volume. These factors were partly offset by lower advertising costs in 1996 because of the suspension of marketing campaigns during the Recall and the Company's less frequent airing of the SONICARE infomercial in 1996. As a percentage of net sales, marketing and sales expenses declined to 34.7% in 1996 from 37.9% in 1995, primarily due to a shift in the Company's marketing mix, including lower advertising expenses as a percentage of net sales.

     General and administrative expenses. General and administrative expenses increased 17% to $7.9 million in 1996 from $6.7 million in 1995, reflecting higher overhead associated with the Company's growth, partly offset by lower provisions made for doubtful accounts. As a percentage of net sales, general and administrative expenses declined to 10.9% in 1996 from 13.9% in 1995, as net sales increased at a faster rate than general and administrative expenses.

     Research and development expenses. Research and development expenses increased 76% to $2.3 million in 1996 from $1.3 million in 1995, as management decided to increase product development and clinical research spending as the Company's sales growth continued. As a percentage of net sales, research and development expenses increased to 3.2% of net sales in 1996 from 2.7% in 1995.

     Other nonoperating items. In 1996 the Company recorded a net gain of $0.5 million related to the Teledyne litigation, compared with costs of $0.5 million in 1995.

     Provision for income taxes. Provision for income taxes increased 87% to $3.6 million in 1996 from $1.9 million in 1995. The effective income tax rate decreased to 38.0% in 1996 from 38.8% in 1995.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited consolidated statements of income data for the five quarters ended March 31, 1998, as well as such data expressed as a percentage of the Company's total net sales for the periods indicated. This data has been derived from unaudited consolidated financial statements that, in the Company's opinion, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information when read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                 QUARTER ENDED
                                            -------------------------------------------------------
                                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                              1997        1997       1997        1997       1998
                                            ---------   --------   ---------   --------   ---------
                                                                (IN THOUSANDS)
Net sales.................................   $19,009    $19,937     $23,422    $40,600     $30,609
Cost of sales.............................     6,770      7,232       8,692     14,355      10,770
                                             -------    -------     -------    -------     -------
Gross profit..............................    12,239     12,705      14,730     26,245      19,839
                                             -------    -------     -------    -------     -------
Operating expenses:
  Marketing and sales.....................     6,890      6,175       5,673     14,353      10,107
  General and administrative..............     2,301      2,648       2,657      3,073       4,422
  Research and development................       930      1,014       1,208      1,520       1,389
  Nonrecurring expenses (benefit).........        --       (100)         --       (212)         --
                                             -------    -------     -------    -------     -------
       Total operating expenses...........    10,121      9,737       9,538     18,734      15,918
                                             -------    -------     -------    -------     -------
Income from operations....................     2,118      2,968       5,192      7,511       3,921
Interest income (expense).................       (26)       (50)        (19)         4         116
                                             -------    -------     -------    -------     -------
Income before income taxes................     2,092      2,918       5,173      7,515       4,037
Provision for income taxes................       778      1,085       1,830      2,657       1,454
                                             -------    -------     -------    -------     -------
Net income................................   $ 1,314    $ 1,833     $ 3,343    $ 4,858     $ 2,583
                                             =======    =======     =======    =======     =======

                                                            PERCENTAGE OF NET SALES
                                            -------------------------------------------------------
Net sales.................................     100.0%     100.0%      100.0%     100.0%      100.0%
Cost of sales.............................      35.6       36.3        37.1       35.4        35.2
                                             -------    -------     -------    -------     -------
Gross profit..............................      64.4       63.7        62.9       64.6        64.8
Operating expenses:
  Marketing and sales.....................      36.2       31.0        24.2       35.3        33.0
  General and administrative..............      12.1       13.3        11.3        7.6        14.5
  Research and development................       4.9        5.0         5.2        3.7         4.5
  Nonrecurring expenses(benefit)..........       0.0       (0.5)        0.0       (0.5)        0.0
                                             -------    -------     -------    -------     -------
       Total operating expenses...........      53.2       48.8        40.7       46.1        52.0
                                             -------    -------     -------    -------     -------
Income from operations....................      11.2       14.9        22.2       18.5        12.8
Interest income (expense).................      (0.2)      (0.3)       (0.1)         0         0.4
                                             -------    -------     -------    -------     -------
Income before income taxes................      11.0       14.6        22.1       18.5        13.2
Provision for income taxes................       4.1        5.4         7.8        6.5         4.8
                                             -------    -------     -------    -------     -------
Net income................................       6.9%       9.2%       14.3%      12.0%        8.4%
                                             =======    =======     =======    =======     =======

     The Company's business is seasonal in nature, with net sales and net income generally highest in the fourth quarter and generally lower in the first quarter than in the prior quarter. The Company believes that the historical increase in sales of its products in the fourth quarter has been primarily due to higher customer order volume in anticipation of holiday spending. Marketing and sales expenses also have been historically higher in the fourth quarter. As a result, the Company's quarterly results have fluctuated significantly, with net sales and net income in the fourth quarter accounting for a disproportionate percentage of annual net sales and net income. Any decreases in net sales or net income in the fourth quarter due to competitive, operating, economic and other business conditions are therefore likely to have a disproportionate effect on the Company's annual operating results as compared to other quarters.

     The Company's historical operating results have fluctuated significantly from quarter to quarter and are likely to fluctuate significantly in the future based on a number of factors, including (i) pricing changes by the Company or its competitors; (ii) seasonality; (iii) the loss or addition of a major customer; (iv) the time and expense involved in maintaining and expanding existing distribution channels and establishing new distribution channels; (v) discretionary marketing and promotional expenditures; (vi) timing of new product introductions by the Company and its competitors; (vii) inventory shortages or other factors affecting production volumes; (viii) timing of regulatory approvals; (ix) market acceptance of new or enhanced products; (x) product defects, recalls and other product quality problems; (xi) changes in the level of operating expenses, including expenses related to the Company's planned relocation to new office, research and manufacturing facilities; (xii) the advent of significant litigation, regulatory action or complaints about the Company's product claims; and (xiii) changes in the Company's product mix and in the percentage of products sold through different distribution channels. See "Risk Factors -- Fluctuating Quarterly Operating Results; Seasonality."

     The Company's customers generally do not have long-term commitments to purchase products. The Company's products are generally shipped as orders are received, and as a result the Company generally does not have a significant backlog. Consequently, quarterly sales and operating results depend primarily on the volume and timing of orders received during the quarter, which are difficult to predict. Furthermore, a significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based on sales forecasts. If sales levels fall below expectations, operating results are likely to be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly basis in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has met its operating and cash requirements largely through funds generated from operations, private sales of equity securities and, to a lesser extent, through bank borrowings and equipment lease financings. As of March 31, 1998, the Company had cash and cash equivalents of $15.1 million, compared to $10.7 million as of December 31, 1997.

     Net cash provided by operating activities in 1997 was $10.4 million, consisting primarily of net income adjusted for noncash charges related to depreciation and amortization and increases in income taxes payable, offset in part by increases in inventory, accounts receivables and decreases in accounts payable. Net cash provided by operating activities in the year ended December 31, 1996 was $2.7 million, consisting primarily of net income adjusted for noncash charges related to depreciation and amortization and increases in accounts payable and accrued expenses, offset in part by increases in accounts receivable and inventory. Net cash used by operating activities in 1995 was $0.4 million, consisting primarily of increases in receivables and inventory, offset in part by net income and an increase in accrued expenses. Net cash provided by operating activities in the first quarter of 1998 was $5.1 million, consisting primarily of net income adjusted for noncash charges related to depreciation and amortization and increases in accounts payable and accrued expenses, offset in part by decreases in income taxes payable.

     Cash used for the purchase of furniture and equipment increased to $3.4 million in 1997 from $3.1 million in 1996 and from $2.0 million in 1995. In the first quarter of 1998, cash used for the purchase of furniture and equipment totaled $1.4 million. The Company expects to continue to expend significant amounts on the purchase of equipment as necessary to expand capacity and replace existing equipment. The Company expects to expend significant amounts on furniture and equipment for its planned new office, manufacturing and research facility.

     The Company is planning to move into its new facility in mid-1999. The Company recently exercised an option to purchase this facility for approximately $21 million and intends to finance the purchase price, together with related expenditures of up to $8 million on facility improvements, through a tax retention operating lease arrangement with certain financial institutions. There can be no assurance that the Company will be able to obtain this tax retention operating lease on terms favorable to the Company, if at all. Under this arrangement, the Company will not retain title to the property. The Company intends to move its distribution operations to a separate facility in connection with the general facilities relocation, but has not budgeted expenditures for this planned move, and there can be no assurance that the Company will find facilities in a timely manner and on terms that are acceptable to it. See "Risk Factors -- Risks Associated With Relocation; Risk of Interruption of Business" and "Business -- Properties."

     In the first quarter of 1998, and in 1997 and 1996, net cash provided by financing activities of $0.7 million, $1.0 million and $1.4 million, respectively, consisted primarily of net proceeds from capital leases and bank term loans related to equipment financing. Net cash provided by financing activities of $2.7 million in 1995 consisted primarily of $2.6 million in net proceeds from the issuance of Common Stock. As of March 31, 1998, the aggregate principal amount outstanding under these term loans was $2.9 million. The Company intends to repay these loans with a portion of the net proceeds from the offering of shares of Common Stock hereby. These loans have final maturities ranging from November 1998 through February 2001 and bear interest at rates ranging from the lender's prime rate (8.5% as of March 31, 1998) to the lender's prime rate plus 1%. As of March 31, 1998, the Company had a secured $20.0 million revolving line of credit, all of which was available. The Company intends to replace this line of credit with a line of credit with the financial institution with which it is negotiating the tax retention operating lease arrangement referred to above. See "Use of Proceeds."

     The Company believes that its cash on hand, together with cash generated by operations and the net proceeds of this offering, will be sufficient to meet its capital requirements through 1999. The amount and timing of the Company's future capital requirements, however, depend on numerous factors, including, without limitation, the costs and timing of new product introduction and development and the success of the Company's marketing, sales and distribution efforts. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all. The Company has budgeted capital expenditures of approximately $7.5 million for the last three quarters of 1998, but numerous factors, including an acceleration of its purchases of furniture and equipment for its planned new facility, may cause actual capital expenditures for the period to be significantly higher.

INFLATION

     The Company does not believe that inflation, which has been limited for the Company's entire operating history, has had a material adverse effect to date on net sales or results of operations.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the Year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. In 1997, the Company purchased, and intends to install in 1998, an ERP (enterprise resource planning) system that the vendor warrants is Year 2000 compliant. In addition, the Company is in the process of identifying and assessing its mission-critical systems that may be affected by the Year 2000, both internally and externally (with respect to the Company's suppliers and customers). Although the Company plans to address Year 2000 issues with respect to the Company's mission-critical internal systems in sufficient time prior to the century rollover, there can be no assurance that there will not be interruption of operations or other limitations of system functionality, or that the Company will not incur substantial costs to avoid such occurrences. However, based on currently available information, management does not believe that the cost of the Year 2000 initiatives will have a material adverse effect on the Company's operating results or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Statement 130, which is effective for the Company in 1998, requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company anticipates that implementing the provisions of Statement 130 will not have a significant impact on its existing disclosures. The Company has not yet determined the manner in which it will present the information required by Statement 130.

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for the Company in 1998. In the initial year of application, comparative information for earlier years must be restated. The Company has not yet determined the manner in which it will present the information required by Statement 131.

                                    BUSINESS

OVERVIEW

     Optiva develops, manufactures and markets premium consumer oral care products offered under the SONICARE brand. The SONICARE power toothbrush is designed to utilize patented sonic technology to decrease plaque bacteria Beyond the Reach of the Bristles and reduce some symptoms of periodontal disease with minimal abrasion. Optiva has commissioned 38 clinical and laboratory studies at major universities and research centers to document the health benefits and safety of its products. This body of information has formed the foundation for Optiva's strategy of gaining the support of dental professionals. Building on the brand awareness created through recommendations by dental professionals, the Company conducted a phased expansion into a variety of retail channels, including specialty retailers, department stores, chain drug stores, warehouse clubs and mass merchandisers. To continue to build brand awareness, Optiva pursues marketing and brand management programs targeted at consumers, dental professionals and retailers. The Company's net sales increased from $48.7 million in 1995 to $103.0 million in 1997.

INDUSTRY BACKGROUND

     Since the middle of the twentieth century, a series of technological advancements have dramatically improved oral care standards. In the 1950s, the fluoridation of water and the introduction of commercial fluoride products, both of which were significant milestones for preventative care, helped to prevent tooth decay. The late 1950s witnessed the introduction of the air turbine dental drill, a major improvement in the delivery of dental treatment. More recent innovations, such as the development of the soft-bristle toothbrush, improvements in restorative dentistry, filling materials and cements, and advances in orthodontics, periodontics and implantology, have also improved the quality of oral care. As standards in oral care have evolved, the focus of dental professionals has shifted from treating specific problems -- such as repairing cavities and removing diseased teeth -- to promoting general oral health, especially through preventative care. In 1996, U.S. retail sales of oral hygiene products were approximately $3.6 billion, according to Packaged Facts, a consumer research organization.

     As consumers have become accustomed to high standards of professional dental care, many of them have also become more health conscious in general and more aware of the importance of preventative care in the home. Millions of Americans, the "Baby Boom" generation, are entering the age range during which many will begin to suffer from the effects of deteriorating oral health. The American Academy of Periodontology estimates that gum disease, ranging from mild gingivitis to advanced periodontal disease, will afflict a majority of Americans at some time during their adulthood. The Company believes that these demographic and market factors have stimulated demand for more effective consumer oral care products, including products targeted specifically at plaque removal and prevention of gum diseases. According to Packaged Facts, U.S. retail sales of electric dental appliances (including power toothbrushes, oral irrigators and accessories) were approximately $260 million in 1996.

OPTIVA'S OPPORTUNITY

     Optiva believes that its intense focus on the following defining attributes has been critical to its growth and is the foundation of its positioning in the market for consumer oral care products:

     Technological Leadership. The Company's products are based on proprietary technology in the areas of sonic action, fluid dynamics and electro-mechanical design for the removal of disease-causing plaque bacteria. Utilizing this technology, Optiva has created a line of products that overcomes the physical reach limits of manual toothbrushes and conventional power toothbrushes. By surpassing a critical bristle tip velocity based on frequency and amplitude, Optiva has created a fluid action that works Beyond-the-Bristles to remove plaque bacteria. To leverage this technological expertise and to continue to develop new applications, Optiva has dedicated significant resources to product research and development, with a focus on the efficacy and reliability of its products.

     Superior Clinical and Laboratory Results. Optiva's product line has been the subject of 38 separate scientific studies commissioned by the Company at major universities and research centers, which have provided information regarding the health and safety benefits of the SONICARE product line. Key findings include reduction in disease-causing plaque bacteria and some symptoms of periodontal disease, with minimal gingival and tooth abrasion. The Company believes that this extensive research has been influential in establishing its credibility in the dental professional community.

     Dental Professional Support and Distribution. From the Company's inception, its philosophy has been that oral care products are most credible when they receive the endorsement of individual dental professionals. The Company believes dental professional recommendations have been an important factor in driving sales in retail channels. In addition, the Company generates significant sales directly through dental professionals.

     Premium-Brand Positioning. The Company has positioned the SONICARE product line as a premium brand supported by extensive clinical results and dental professional recommendations. To enhance its premium-brand image, the Company pursues focused marketing and brand management strategies targeted at consumers, dental professionals and retailers.

GROWTH STRATEGY

     Optiva's goal is to be a leading provider of premium-branded consumer oral care products recognized for technical superiority, efficacy and value. To achieve its goal, the Company is pursuing the following strategies:

     Leverage Brand to Increase Retail Sales. The Company intends to expand retail sales by broadening consumer brand awareness through national print and television advertising campaigns while working with retail customers to increase promotional activities and the shelf space allocated to the Company's products. The Company plans to build on its existing significant retail distribution, which includes major accounts in the warehouse club, chain drug, mass merchandise, department store and specialty retail channels.

     Expand Support Among Dental Professionals. The Company intends to expand its marketing efforts directed at the dental community in order to gain new professional recommenders while maintaining existing relationships. The Company intends to expand its dental professional sales force, while continuing to advertise in professional journals. The Company also intends to continue to invest in clinical and laboratory research in order to expand its extensive base of clinical findings, explore new applications for the Company's sonic technology and evaluate new products.

     Develop Complementary Products. Optiva intends to continue to develop new and enhanced products for consumer oral care based on or complementary to its core technology. These new products may include extensions to the SONICARE product line and consumable products such as toothpaste and mouthwash.

     Develop International Opportunities. The Company intends to pursue what it believes are significant opportunities to increase its international sales. To take advantage of these opportunities, the Company intends to focus initially on selected markets that it believes have significant potential over the next few years and to adapt its marketing and distribution strategies to address differing local conditions. Recent initiatives include expansion of the Company's efforts in the United Kingdom and Japan.

PRODUCTS

     Core Technology. Optiva focuses on developing innovative products that use its patented technology to achieve demonstrable advances in consumer oral care. In particular, the Company's SONICARE product line is designed to provide oral care benefits through the fluid dynamic effects generated by surpassing a critical velocity of bristle tip movement. The Company has successfully patented the use of this critical velocity with specific ranges of frequency and amplitude which have particular cleansing effects for removing plaque bacteria Beyond the Reach of the Bristles. The Company believes that this patented sonic technology sets SONICARE apart from conventional power toothbrushes.

     The SONICARE Product Line. Optiva introduced its first SONICARE model in 1992 and launched its most recent model in the third quarter of 1997. The Company currently markets several SONICARE models, each at a price point that the Company believes is appropriate for the channel through which the model is primarily sold. Optiva also sells different styles of replacement brush heads, which are designed to work with any SONICARE model. Optiva recommends that SONICARE users replace their brush heads at least every six months.

     A complete SONICARE toothbrush set includes a charger, a water-tight power handle and one or two interchangeable brush heads. The brush head, which is composed of individual tufts of soft end-rounded nylon bristles, utilizes a patented, deeply scalloped bristle configuration designed to optimize sonic frequency brushing. Each replacement brush head contains a new resonator arm, thereby renewing the only moving part of the system. The SONICARE handle contains an electromagnetic motor that generates 31,000 brush strokes per minute. Its two rechargeable NiCad batteries deliver 20 to 30 uses between recharging, and estimated battery life is about five years. Because many dentists and hygienists recommend two minutes of brushing, all SONICARE models have a built-in two-minute electronic timer (smartimer) that shuts the toothbrush off automatically after two minutes. Some SONICARE models also feature an electronic interval timer pacer (quadpacer) that emits a signal every 30 seconds reminding the user to shift to the next brushing quadrant in the mouth.

     Product Development. The Company's product development efforts are concentrated on two main areas: appliance development and consumables development. The appliance development team is working on several possible additions and improvements to the SONICARE product line. The consumables development efforts are focused both on developing products that are complementary to Optiva's current product line, such as toothpaste and mouthwash.

     After initial testing at Optiva's facilities, all potential new products are then tested at external research institutions, and, in some cases, undergo an extensive regulatory review process. Accordingly, the Company cannot predict when, or if, any such products will come to market. The development of new products and enhancements is subject to many creative, technical, financial and logistical challenges, and there can be no assurance that the Company will be able to design and develop products and enhancements successfully, economically or in a timely manner and with the features desired by consumers, or that it will be able to successfully manufacture such new or enhanced products in significant volumes. If any future new products or enhancements are delayed, or if these products or enhancements fail to achieve market acceptance when launched, the Company's business, operating results and financial condition could be materially adversely affected. See "-- Regulation" and "Risk
Factors -- Product Development Risks," "-- Potential New Markets" and
"-- Governmental Regulation."

     The Company's research and development team has experience in the fields of electrical engineering, mechanical engineering, fluid dynamics and biological sciences. Optiva utilizes computer aided design systems that interface with the systems of tooling vendors for faster and more cost-effective design implementation. New development projects are coordinated closely with the Clinical Research Department, the Marketing Department and Operations to ensure the achievement of product performance expectations and to meet launch schedules.

     The Company spent approximately $1.3 million and $2.3 million on research and development, including expenditures on clinical and laboratory research, in 1995 and 1996, respectively. Research and development spending more than doubled in 1997 to approximately $4.7 million. To aid in financing research and development, the Company has on several occasions applied for, and received, funds from the National Institutes of Health under the Small Business Innovative Research Program. The amount of these funds was not material in any year.

MARKETING AND SALES

     Optiva's core marketing and sales strategy is to drive sales and support premium pricing through a combination of professional recommendations and consumer branding. The Company's products are sold primarily through dental professionals and retailers and, to a lesser extent, through direct sales.

     Dental Professionals. Since the launch of its SONICARE product line, the Company has sought to gain the support of dentists and hygienists, primarily by commissioning clinical and laboratory research and disseminating the findings. The Company advertises extensively in professional journals, exhibits its products at trade shows, and employs direct mail campaigns aimed at dental professionals.

     Retail Channels. Following its initial focus on sales to dental professionals, Optiva began a phased expansion into retail channels. A majority of the Company's sales in 1997 were made through retail channels. The Company distributes its products through a variety of retailers, including warehouse clubs (such as Costco and Sam's Club), chain drug stores (such as Walgreen and Eckerd), mass merchandisers (such as WalMart and Target), specialty retailers (such as The Sharper Image) and department stores (such as Sears). Sales to Costco alone accounted for 25% of net sales in 1997. The Company uses manufacturer representative organizations to assist in managing its retail business. Marketing efforts focused on increasing sales through retail channels include television advertisements, print advertisements in mainstream, high-circulation magazines, and retailer cooperative advertising programs. See "Risk Factors -- Dependence on Retail Channels; Customer Concentration."

     Other Sales. The Company also sells its products through television home shopping, "SONICARE Direct" (a program that facilitates sales directly to dental patients), and has recently begun to offer products through an online retail site that can be accessed through a hyperlink on the Company's Web site.

INTERNATIONAL OPERATIONS

     Optiva believes that there are significant opportunities for the sale of its products in international markets. To take advantage of these opportunities, the Company's strategy is to focus initially on selected markets that the Company believes have significant potential over the next few years and to adapt its marketing and distribution strategies to address differing local markets.

     The Company's international sales efforts are concentrated in a limited number of countries. Recent initiatives include expansion of the Company's efforts in the United Kingdom and Japan. The Company recently formed a U.K. subsidiary and hired a manager of U.K. operations. The Company has employed a sales and marketing strategy in the United Kingdom that closely follows that utilized in the United States. In Japan, the Company is expanding its sales primarily through retail channels. Optiva recently entered into a letter of intent with Mitsui & Co., Ltd., a Japanese conglomerate with large retail holdings, regarding the marketing and sale of the SONICARE product line by Mitsui in Japan through its established retail network.

     In 1997, approximately 6% of the Company's net sales were generated outside the United States, compared to 5% of 1996 net sales. Further expansion of international sales will require significant management attention and financial resources, and could result in a significant portion of the Company's revenue being subject to the risks associated with international sales. See "Risk Factors -- Risks Associated With International Sales and Operations."

PRODUCT SUPPORT

     The Company's service and support staff is focused on reinforcing the strength of the SONICARE brand by providing a high level of customer service and support. Representatives who staff the Company's call center are trained to respond directly to consumers' problems, including billing, replacement parts and product malfunction. The Company employs an answering service for after-hours support. The Company has a 30-day money-back guarantee on its SONICARE models, as well as a 90-day better check-up guarantee. The Company provides a limited warranty of up to two years on SONICARE models.

CLINICAL AND LABORATORY RESEARCH

     Beginning with the first SONICARE toothbrush prototypes, Optiva has pursued a strategy of establishing a strong scientific record of the efficacy and health benefits of its products and technologies. Optiva has commissioned major universities and research centers in the United States and Europe to perform studies of its products in order to gain acceptance and approval among dental professionals. In addition, the Company has invested in an internal clinical science capability to support product development efforts and to continually reexamine potential benefits of or uses for its existing technology and product line. In some cases, universities and research centers are commissioned to further investigate preliminary findings of studies that have been conducted internally by the Company.

     The Company selects investigators based on their reputations as leaders in their fields and by their special skills, depending on the particular needs of the area under study. The Company believes that the extensive scientific findings have been critical in establishing the credibility of Optiva's products among dental professionals. Optiva encourages publication of its commissioned studies in peer-reviewed professional journals to further enhance the credibility and dissemination of the findings.

     A number of clinical and laboratory studies commissioned by the Company have focused on examining the possible health benefits of SONICARE use. Findings include the following:

                    REDUCING SYMPTOMS OF PERIODONTAL DISEASE


--------------------------------------------------------------------------------
     FINDINGS                                                   STUDY
--------------------------------------------------------------------------------
  - SONICARE use over several months reduced gingival           (1), (2)
    bleeding in periodontitis patients.
--------------------------------------------------------------------------------
  - SONICARE use over several months reduced periodontal        (1), (2)
    pocket depth (a common indicator of periodontal disease)
    in periodontitis patients.
--------------------------------------------------------------------------------

(1) Northwestern University Dental School, Chicago, IL 1997. A six-month clinical comparison of the efficacy of the SONICARE and the Braun Oral-B electric toothbrushes on improving periodontal health in adult periodontitis patients. J. Clin. Dent., 8:4-9.

(2) University of Washington, Seattle, WA 1996. Efficacy of a sonic toothbrush on inflammation and probing depth in adult periodontitis. J. Periodontol. 67:900-9080 (Dr. Michael D. Spektor, a co-author of this publication, is and was at the time this paper was published a shareholder of Optiva Corporation.)

                              BACTERIAL REDUCTION

---------------------------------------------------------------------------------------------------------------
     FINDINGS                                                                                   STUDY
---------------------------------------------------------------------------------------------------------------
  - Substantial reductions in a cavity-causing interdental bacteria after using SONICARE for    (1), (2)
    approximately one month.
---------------------------------------------------------------------------------------------------------------
  - SONICARE caused damage to, and removal of, plaque bacteria in laboratory studies.           (3), (4)
---------------------------------------------------------------------------------------------------------------

(1) University of Milan, Italy 1998. Reduction of interdental cariogenic microflora by a sonic toothbrush. J. Dent. Res., In Press (abstract).

(2) University of Milan, Italy 1998. Effects of two powered toothbrushes on cariogenic microflora in vivo. J. Dent. Res., 77:287 (abstract).

(3) University of Washington, Seattle, WA 1993. Fimbria damage and removal of adherent bacteria after exposure to acoustic energy. Oral Microbiol. Immunol., 8:277-282. (Dr. L. David Engel and Dr. Roy Martin, co-authors of this publication, were founders and directors of Optiva Corporation prior to publication of this paper, and were and are shareholders of Optiva Corporation.)

(4) University of Iowa, Iowa City, IA 1997. Efficacy of the SONICARE toothbrush fluid dynamic action on removal of human supragingival plaque. J. Clin. Dent., 8:10-14.

                                  LOW ABRASION

---------------------------------------------------------------------------------------------------------------
     FINDINGS                                                                                   STUDY
---------------------------------------------------------------------------------------------------------------
  - SONICARE was less abrasive than a soft manual toothbrush and certain conventional power     (1), (2)
    toothbrushes on gingival tissues.
---------------------------------------------------------------------------------------------------------------
  - Gingival recession was not aggravated by SONICARE use.                                      (3),(4)
---------------------------------------------------------------------------------------------------------------

(1) University of Zurich, Switzerland 1998. In vitro evaluation of effects of electric toothbrushes on gingiva. J. Dent. Res., In Press (abstract). (A co-author of this publication was serving on the Scientific Advisory Board (see below) at the time this paper was published.)

(2) University of Zurich, Switzerland 1998. Relative effects of powered toothbrushes on dentin and gingiva. J. Dent. Res., 77:717 (abstract). (A co-author of this publication was serving on the Scientific Advisory Board (see below) at the time this paper was published.)

(3) University of Munster, Germany 1998. Biological and mechanical effects of powered toothbrushes on human gingiva. J. Dent. Res., 77:211 (abstract).

(4) University of Washington, Seattle, WA 1994. Clinical evaluation of the efficacy and safety of a new sonic toothbrush. J. Periodontol. 65:692-697. (Dr. Christopher McInnes, a co-author of this publication, is and was at the time this paper was published an employee of Optiva Corporation.)

     The Company is aware of a number of studies that negatively reflect on the Company's products. For instance, some studies conclude that competitors' products are superior to SONICARE in plaque or stain removal. Optiva believes that the findings of some of these studies are contradicted by findings from its studies or are not clinically meaningful. However, negative or conflicting clinical results arising from studies commissioned by competitors, the Company or others could significantly undermine the credibility and competitive position of the Company's SONICARE product line and could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Risk of Adverse Findings or Reports."

     In addition to commissioning external studies, Optiva has an on-site clinical research facility with three dental operatories which provides the physical resources necessary to conduct in-house studies. These studies are predominantly pilot clinical studies in new areas of interest and alpha-testing of new Optiva products.

     Optiva has established a 15-person Scientific Advisory Board to assist in planning and reviewing clinical research and product development. The Scientific Advisory Board is comprised of scientists and dental professionals, including general dentists, periodontists, orthodontists, geriatric dentists and dental hygienists. Members are located throughout the United States, as well as in the Pacific Rim and Europe. The Scientific Advisory Board generally meets twice a year, and members serve one- or two-year terms. Members receive a fee of $1,000 per meeting, plus expenses.

MANUFACTURING AND QUALITY ASSURANCE

     The Company's SONICARE products are manufactured at a manufacturing and test facility at the Company's headquarters in Bellevue, Washington. The Company believes its in-house final manufacturing and assembly operations enable it to be flexible and responsive to changing market conditions and customer needs. The Company's manufacturing operations are currently based on two shifts and a five-day work week. The Company believes that control over its final manufacturing and assembly allows it to more quickly introduce new products and manufacturing technology. The majority of the components used in the Company's manufacturing process are obtained from outside sources, which in some cases are sole source suppliers. The Company is therefore dependent on manufacturers and vendors of certain critical components. See "Risk Factors -- Manufacturing Capacity Constraints; Dependence on Key Suppliers."

     The Company expects to increase capacity when it moves to its new location in Snoqualmie, Washington (approximately 15 miles east of its current location), currently scheduled for mid-1999. The development and construction of a new manufacturing facility is subject to significant risks and uncertainties. The Company may experience significant delays in moving its operations, installing its manufacturing equipment, and building and testing its systems and infrastructure, any of which could have a material adverse effect on its ability to fill customer orders and on its overall business, operating results and financial condition. There can be no assurance that the Company will not encounter these or other unforeseen difficulties, costs or delays in constructing and equipping the new manufacturing facility, in relocating operations to the new facility or in commencing production at the new facility. See "Risk Factors -- Risks Associated With Relocation; Risk of Interruption of Business."

     The Company's quality assurance system involves product and process sampling, cooperative interaction among the manufacturing and product development teams, vendor inspections and product failure analysis. The Company believes it is in substantial compliance with FDA current Good Manufacturing Practices.

COMPETITION

     The consumer oral care market is highly competitive and is characterized by intense price competition. The Company competes directly with manufacturers of mechanical oral care devices such as power toothbrushes and oral irrigators, as well as manual toothbrushes. The Company also competes indirectly, and may in the future compete directly, with sellers of consumables such as toothpaste, mouthwash and dental floss. See "Risk Factors -- Potential New Markets."

     The Company's SONICARE product line competes with products offered by a number of larger companies, including Gillette, manufacturer of the Braun Oral-B product line; Teledyne, manufacturer of the SenSonic sonic toothbrush; and Conair, manufacturer of the Interplak power toothbrush product line. The Company's principal competitors have substantially greater financial, manufacturing, marketing and technical resources, greater brand recognition, and larger manufacturing capacities than the Company. These advantages may afford the Company's competitors greater ability to manufacture large volumes of their products and achieve pricing advantages as a result of greater economies of scale, develop product innovations, expand distribution, compete for shelf space, reduce product prices and influence consumer buying decisions. In addition, the Company's competitors may be able to use their greater market standing and resources to exclude the Company's products from certain retailers' shelves. Most power toothbrush products currently are offered at prices substantially lower than the SONICARE products. Price reductions by competitors could result in downward pressure on the prices of the Company's products. There can be no assurance that the Company would be able to increase its sales volume or reduce its per unit costs under such circumstances while maintaining profitability. Competitive pressures also may lead to an increase in other sales-related expenses, including advertising and marketing costs. Furthermore, competitive price pressures may impair the Company's ability to raise prices in line with any increase in its distribution, promotional and manufacturing costs. The failure of the Company to respond to competitive pressures, particularly price competition, in a timely or effective manner would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company and certain of its key competitors have in the past made allegations or complaints to broadcasters, publishers of periodicals and the National Advertising Division of the Better Business Bureau regarding unfair or misleading product claims. While the Company has not to date been materially adversely affected by any such allegations or complaints concerning its products, there can be no assurance that in the future such allegations or complaints would not have a material adverse effect on the Company's business, operating results or financial condition.

     The Company believes that certain of its key competitors have invested, and will continue to invest, substantially greater funds in developing new products and technologies. Accordingly, there can be no assurance that the Company's competitors do not have, or will not develop or introduce, new products and technologies that could render the Company's products less competitive or obsolete. Any failure by the Company to compete effectively with regard to new product offerings, product innovations and technological changes and to offer products that provide performance that is at least comparable to competing products would have a material adverse effect on the Company's business, operating results and financial condition.

     Gillette has recently announced, and the Company believes will imminently launch, a new Braun Oral-B power toothbrush model, the "3-D," that may be positioned at a price point comparable to that of the Company's SONICARE models. The Company believes that this new Braun model may offer improvements over existing Braun models and expects that Gillette will devote substantial marketing resources to the launch of this new product. As a result, the introduction of this new product could force the Company to increase its marketing expenditures, redirect marketing or product development resources or reduce prices on its products, and therefore could negatively affect the Company's operating results. In addition, the introduction could result in decreased sales of the Company's products because of market confusion or a shift in consumer preferences, or could lead to a significant reduction in the shelf space allocated to the SONICARE product line.

PROPRIETARY RIGHTS AND TECHNOLOGY

     The Company relies on a combination of patents, trademarks, copyrights, trade secret laws and confidentiality procedures to protect its intellectual property. As of December 31, 1997, the Company had seven issued United States patents and five pending U.S. patent applications. Issued U.S. patents are described in the following table:


------------------------------------------------------------------------------------------------------
   U.S.         DATE
  PATENT       ISSUED               PATENT TITLE                         PATENT CONTENT
------------------------------------------------------------------------------------------------------
 5,189,751     3/2/93       Vibrating Toothbrush Using a          Electromagnetic Driver Design
                                   Magnetic Driver
------------------------------------------------------------------------------------------------------
 5,263,218    11/23/93      Vibrating Toothbrush Using a          Electromagnetic Driver Design
                                   Magnetic Driver
------------------------------------------------------------------------------------------------------
 5,305,492    4/26/94       Brush Element for an Acoustic       Optimized Brush Design for Sonic
                                     Toothbrush                             Brushing
------------------------------------------------------------------------------------------------------
 5,309,590    5/10/94     Dentifrice/Medication Dispensing          Dispenser for Delivering
                                     Toothbrush                    Toothpaste to the Brushhead
------------------------------------------------------------------------------------------------------
 5,378,153     1/3/95        High Performance Acoustical       Critical Ranges for, and Cleansing
                            Cleaning Apparatus for Teeth        Effects of, Achieving Sonic Brush
                                                                           Performance
------------------------------------------------------------------------------------------------------
 5,476,384    12/19/95    Dentifrice/Medication Dispensing          Dispenser for Delivering
                                     Toothbrush                    Toothpaste to the Brushhead
------------------------------------------------------------------------------------------------------
 5,544,382    8/13/96             Pacing Toothbrush                  Timing Control Feature
------------------------------------------------------------------------------------------------------

     The Company has also filed for corresponding patent protection in certain international jurisdictions. The Company intends to seek further U.S. and international patents on these and other elements of its proprietary technology when and where the Company believes such protection is worthwhile. In some countries, the Company has decided not to file for patent or trademark protection of its proprietary rights because it has determined that the costs of doing so are not warranted.

     There can be no assurance that the Company's pending or any future patent applications will be issued with the scope of the claims sought by the Company, if at all, or that the Company's patent claims will not be successfully challenged or circumvented by competitors. Despite the precautions taken by the Company to protect its intellectual property, it may be possible for unauthorized third parties to copy certain portions of the Company's products or reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws and practices of some foreign countries do not protect proprietary rights to the same extent as do the laws and practices of the United States. In some countries, the Company has decided not to file for patent or trademark protection of its proprietary rights because it believes that the costs outweigh the benefits. There can be no assurance that the measures taken by the Company to protect its rights, and the Company's means of protecting its proprietary rights in the United States or abroad, will be adequate, that competing companies will not independently develop similar technology or that the time, diversion of management attention and expense of defending the Company's proprietary rights will not have a material adverse effect on the Company's business, operating results and financial condition. In 1996, the Company and Teledyne settled litigation between them that in part concerned a critical sonic technology patent held by the Company. As part of the settlement the Company granted Teledyne a nonexclusive, royalty-bearing license to that patent, under which Teledyne is currently manufacturing and selling its SenSonic toothbrush.

     The Company has received a limited number of claims of patent and trademark infringement and likely will receive additional claims in the future. While none of these claims have had a material adverse effect on the Company's business or operations to date, the Company has incurred in the past, and could incur in the future, substantial costs in defending itself and its customers against infringement claims. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications that relate to the Company's products may have been filed of which the Company is unaware. Litigation may be necessary to protect proprietary information and rights of the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or administrative proceedings will likely result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. The prosecution and defense of intellectual property rights, as with any lawsuit, are inherently uncertain and carry no assurance of success. An adverse determination in litigation or administrative proceedings could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, prevent the Company from selling or making its products or require the Company to modify its products. Furthermore, there can be no assurance that any necessary licenses would be available to the Company on satisfactory terms, if at all.

REGULATION

     The Company's consumer oral care products and manufacturing facilities are regulated by the FDA and by various other governmental agencies for the states, localities and foreign countries in which the Company's products are manufactured and sold. The FDA requires pre-market approval of new medical devices through submission of a Section 510(k) Pre-Market Notification, a Pre-Market Approval Application or an available exemption from the FDA's pre-market clearance requirements. The oral care products currently marketed by the Company are exempt from FDA pre-market clearance requirements, although products under development by the Company may be subject to such requirements or other regulations. The Company's manufacturing facilities are subject to the FDA's current Good Manufacturing Practices.

     Failure to comply with applicable FDA or other regulatory requirements can result in, among other things, fines, suspensions or withdrawals of regulatory clearances or approvals, product recalls, operating restrictions (including suspension of production and distribution), product seizures and criminal prosecution. In addition, governmental regulations may be established that could prevent or delay regulatory clearances or approval of the Company's products. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the timing of, future regulatory clearances or approvals. There can be no assurance that the Company will be able to achieve or maintain compliance with necessary U.S. or foreign regulatory requirements, that it will be able to produce its products profitably and in a timely manner while complying with such regulatory requirements or that it will not be required to incur significant costs obtaining or maintaining such regulatory approvals. Delays in receiving necessary U.S. or foreign regulatory clearances or approvals, failure to receive clearances or approvals, or the loss of previously received clearances or approvals could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the long-term course of regulatory policy cannot be predicted, and there can be no assurance that new laws or regulations will not be introduced, or existing laws and regulations will not be applied in a manner, that materially adversely affect the Company.

     The Company's use of rechargeable batteries in its SONICARE models subjects the Company to a variety of local, state, federal and international governmental regulations relating to the recyclability and disposal of such batteries. The failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its recycling and disposal processes or cessation of operations. In addition, compliance with such regulations could require the Company to incur substantial expenses.

EMPLOYEES

     As of March 31, 1998, the Company had approximately 468 full-time and part-time employees. The Company believes that its employees are an important resource and emphasizes personal growth for all employees. In furtherance of this general policy, the Company offers on-site English language classes and provides tuition assistance to eligible employees pursuing relevant vocational education. None of the Company's employees are covered by a collective bargaining arrangement, and the Company believes that relations with its employees are good.

PROPERTIES

     The Company's corporate headquarters are located in Bellevue, Washington. The Company leases four primary buildings at this site with a total of approximately 130,000 square feet of office, research, production and warehouse space. The Company is planning to relocate its current operations and offices to a new approximately 175,000-square-foot facility under construction in Snoqualmie, Washington on an 11-acre site. This facility will include corporate office, manufacturing, research and development and warehouse facilities. Construction of the facility recently commenced, and occupancy is currently scheduled for mid-1999. The Company recently exercised an option to purchase the new facilities and intends to finance this purchase and hold the property through a tax retention operating lease arrangement with certain financial institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Additionally, Optiva has an option to lease one or more buildings that are to be built on a 10-acre adjacent parcel, or to purchase this additional parcel of land. This option expires on January 1, 1999, but may be extended for six months. The Company also intends to lease or purchase in 1998 or 1999 additional facilities in the Puget Sound region for use as a separate distribution center.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation and is not aware of any pending or threatened litigation that could have a material adverse effect on its business, operating results or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages and positions as of May 11, 1998 are as follows:

               NAME                   AGE                           POSITION
               ----                   ---                           --------
David Giuliani(1)(2)..............    51     President, Chief Executive Officer and Chairman of the
                                               Board
Ronald B. Ahlegian................    50     Vice President of Sales
Karl F. Forsgaard.................    43     Vice President of Legal Affairs, Corporate Counsel and
                                               Secretary
Judy M. Loucks....................    43     Vice President of Human Resources
Eric P. Meyer.....................    41     Vice President of Marketing
Michael D. Stull..................    37     Vice President of Finance, Treasurer and Chief
                                             Financial Officer
John D. Tubbs.....................    48     Vice President of Operations
Vincent F. Coviello, Jr.(2).......    58     Director
L. David Engel(1).................    54     Director
Louis G. Yaseen(1)................    53     Director

------------------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     David Giuliani has served as President, Chief Executive Officer and Chairman of the Board of Optiva since co-founding the Company in March 1988. In 1983, Mr. Giuliani co-founded, and from such date to 1987 he served as the Executive Vice President of, International Biomedics, Inc., a biotechnology company whose major assets were acquired by Abbott Laboratories in 1987. From 1987 to 1989, Mr. Giuliani oversaw the operations of the resulting Abbott Research division, where he served as General Manager. Mr. Giuliani has authored 14 U.S. patents. He received his B.S. summa cum laude in Electrical Engineering from the University of California, Santa Barbara, and studied graduate-level electrical engineering and business at Stanford University.

     Ronald B. Ahlegian has served as Vice President of Sales of Optiva since September 1995. From October 1994 to September 1995, Mr. Ahlegian served as the Company's Director of Sales. From September 1990 to September 1994, Mr. Ahlegian was National Sales Manager for Thermoscan, Inc., a manufacturer and distributor of tympanic ear thermometers. Mr. Ahlegian served as National Professional Sales Manager for Dental Research Corporation, a marketer of Interplak, from April 1987 to September 1990 and as District Manager and National Program Manager of Kerr Manufacturing/Division of Sybron Corporation from November 1981 to April 1987.

     Karl F. Forsgaard has served as Vice President of Legal Affairs and Corporate Counsel of Optiva since December 1996 and as the Company's Secretary since May 1997. From September 1995 to November 1996, Mr. Forsgaard served as the Company's Manager of Regulatory Affairs. Mr. Forsgaard was an attorney at Bogle & Gates in Seattle, Washington from June 1989 to June 1995 and at Pillsbury, Madison & Sutro in San Francisco, California from June 1983 to April 1989. Mr. Forsgaard received his B.A. in Biology cum laude from Harvard College and his J.D. from the University of Washington School of Law.

     Judy M. Loucks has served as Vice President of Human Resources of Optiva since April 1998. From December 1996 to March 1998, Ms. Loucks served as the Company's Director of Human Resources and from January 1996 to November 1996, as its Human Resources Manager. From February 1994 to January 1996, Ms. Loucks served as Director of Human Resources of Nichirei Foods America Inc., where she established the Human Resources Department. From May 1992 to October 1993, Ms. Loucks was Director of Human Resources for Security Properties Investment, Inc., a real estate investment and property management company. Ms. Loucks received her B.A. in Political Science from the University of Montana and took graduate-level courses in Public Administration at San Diego State University.

     Eric P. Meyer has served as Vice President of Marketing of Optiva since September 1995. From October 1994 to September 1995, Mr. Meyer served as the Company's Director of Marketing and from November 1992 to September 1994 as Director of Marketing and Sales. From 1985 to 1992, Mr. Meyer served in various senior marketing and sales positions at LifeScan, Inc., a Johnson & Johnson company. Mr. Meyer received his B.S. in Industrial and Operations Engineering and his Bachelor of General Studies degree from the University of Michigan and his M.B.A. from Stanford University.

     Michael D. Stull has served as Vice President of Finance and Chief Financial Officer of Optiva since September 1995 and as Treasurer since May 1998. From December 1993 to September 1995, Mr. Stull served as the Company's Director of Finance. From January 1992 to June 1993, Mr. Stull was the Chief Financial Officer of Meteor Communications Corp. ("Meteor"), a manufacturer of high-technology communications and data acquisition systems, and from June 1989 to January 1992, he was Meteor's Controller. Mr. Stull received his B.A. in Business Administration from the University of Washington.

     John D. Tubbs has served as Vice President of Operations of Optiva since September 1995. From April 1993 to October 1995, Mr. Tubbs served as the Company's Director of Operations. From July 1992 to April 1993, Mr. Tubbs was self-employed as an independent consultant. From June 1990 to June 1992, he was a Principal with Pittiglio Rabin Todd & McGrath, an operations management consulting company. From June 1984 to July 1989, Mr. Tubbs was Vice President of Operations of Integrated Measurement Systems, Inc., a manufacturer of semiconductor test and development equipment. Mr. Tubbs received his B.S. in Chemical Engineering from Bucknell University and his M.B.A. from Drexel University. Mr. Tubbs is a Certified Fellow in Production and Inventory Management through the American Production and Inventory Control Society.

     Vincent F. Coviello, Jr., has served as a Director of the Company since December 1994. Since April 1993, Mr. Coviello has served as Chairman and President of Turnberry Capital Corporation and Turnberry Financial Services, companies engaged in venture capital investment and registered investment advisory services. From 1980 to 1993, Mr. Coviello was the founder, Chairman and Chief Executive Officer of the GNA group of companies, which are engaged in the sale of mutual funds and annuities through banks and savings institutions. Mr. Coviello currently serves as a director of Griffin Funds, the mutual fund family of Home Savings of America. Mr. Coviello received his B.S. in Economics from the Wharton School of Finance at the University of Pennsylvania and his L.L.B. from the University of Pittsburgh Law School. Mr. Coviello is a Chartered Financial Analyst.

     L. David Engel was a co-founder of Optiva and has served as a Director since inception. Since July 1997, Dr. Engel has provided consulting services to the Company and, from March 1988 to April 1998, he was the Company's Treasurer. From September 1995 to June 1997, Dr. Engel served as Optiva's Vice President of Clinical Research and Regulatory Affairs and, from July 1994 to September 1995, as its Director of Clinical Research and Regulatory Affairs. Prior to joining Optiva, Dr. Engel was a scientist and faculty member at the University of Washington from 1974 to 1994. Dr. Engel is presently a part-time faculty member at the University of Southern California and is a member of a scientific advisory panel for the University of Washington. Dr. Engel received his B.S. in Biology and his D.D.S. from the University of Minnesota. Dr. Engel received his M.S. in Microbiology and his Ph.D. in Experimental Pathology from the University of Washington.

     Louis G. Yaseen has served as a Director of and consultant to the Company since December 1992. From October 1992 to the present, Mr. Yaseen has served as President of The Winbrook Group, Ltd., a consulting firm. From December 1994 to June 1995, Mr. Yaseen was President, and, from December 1994 to February 1996, he was a director, of Circle Fine Art Corporation, a retailer of fine art products. Mr. Yaseen was President of DoveBar International from its inception in 1984 to 1986 when it was sold to Mars, Inc., and continued to work in a management capacity there until 1989. Mr. Yaseen received his B.A. in Economics from Roosevelt University and his M.B.A. from the Graduate School of Business of the University of Chicago.

KEY EMPLOYEES

     Thomas Hassell, D.D.S., Dr.med.dent., Ph.D., joined Optiva in May 1996 as Director of Clinical Research. Prior to joining Optiva, Dr. Hassell was Professor and Chair of Periodontology at the University of Florida, Associate Professor of Anatomy and Periodontics at the University of Maryland, and Assistant Professor of Periodontics at the University of North Carolina. He previously was head of the Experimental Bioelectronics Laboratory at the University of Zurich, and maintained a private dental practice on Guam. Dr. Hassell received his B.S. in Biology and his D.D.S. from Indiana University. He trained in periodontology and received his research doctorate from the University of Zurich, Switzerland, and his Ph.D. in Experimental Pathology from the University of Washington.

     Nathan M. Iyer, Ph.D., joined Optiva in December 1994 with more than 20 years of product development experience in consumables, formulations, hematology and medical devices and is currently the Director of Consumables Development of Optiva. From May 1985 to December 1994, Dr. Iyer worked at Abbott Laboratories in various capacities, most recently as Manager of Technical Product Development. Dr. Iyer was also a Research Associate at the University of Washington and a Staff Scientist for Unilever Research. Dr. Iyer is the author of seven patents. Dr. Iyer received his Ph.D. in Chemistry from the University of Victoria, British Columbia.

     Kenneth A. Pilcher has served as Director of Appliance Research and Development of Optiva since November 1997. From December 1995 to June 1997, Mr. Pilcher was President of Modelwerks Inc., an engineering services and rapid prototyping firm. From January 1989 to November 1995, Mr. Pilcher was Director of Product Development at Ioline Corporation, a computer peripherals manufacturer. From 1980 to 1989, Mr. Pilcher held various research and development positions at Eldec Corporation, a manufacturer of aerospace electronics. Mr. Pilcher received his B.S. in Electrical Engineering from the University of Washington.

BOARD OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors (the "Board") shall be composed of not less than two or more than seven directors, with the specific number to be set by Board resolution. The Company currently has four directors but intends to recruit and add at least one additional nonemployee director after this offering.

     At the first election of directors following this offering, the Board will be divided into three classes, with the number of directors comprising each class to be as equal in number as possible. At the first election of directors to the Board following this offering, each Class I director will be elected to serve until the next annual shareholders meeting, each Class II director will be elected to serve until the second annual shareholders meeting and each Class III director will be elected to serve until the third annual shareholders meeting. Thereafter each newly elected director will serve for a three-year term. All directors will hold office until the annual shareholders meeting at which their terms expire and their successors are duly elected and qualified. Directors may be removed by shareholders only for cause. See "Risk Factors -- Antitakeover Considerations."

     The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Giuliani and Coviello. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee and the Board. The Compensation Committee, which consists of Messrs. Giuliani and Yaseen and Dr. Engel, determines officer and director compensation. As soon as practicable after completion of this offering, the Company intends to recruit and add at least one additional nonemployee director to the Board and to reconstitute the Compensation and Audit Committees to consist solely of nonemployee directors.

DIRECTOR COMPENSATION

     Currently, the Company reimburses directors for their expenses incurred in attending Board and Committee meetings, but does not pay any other cash compensation to directors serving in such capacity. During 1997, in consideration of service on the Board, Mr. Coviello received a warrant to purchase 4,000 shares of Common Stock at an exercise price of $3.00 per share, Dr. Engel received an option to purchase 40,000 shares of Common Stock at an exercise price of $3.00 per share and a warrant to purchase 2,000 shares of Common Stock at an exercise price of $3.00 per share, and Mr. Yaseen received a warrant to purchase 4,000 shares of Common Stock at an exercise price of $3.00 per share. On March 22, 1998, Messrs. Coviello and Yaseen and Dr. Engel each received warrants to purchase 16,000 shares of Common Stock at an exercise price of $8.00 per share. Two directors of the Company, Dr. Engel and Mr. Yaseen, receive consulting fees from the Company for services outside their duties as directors. See "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Giuliani, the Company's President and Chief Executive Officer, serves as a member of the Compensation Committee of the Board. Dr. Engel and Mr. Yaseen, directors of the Company, are parties to consulting agreements with the Company. See "Certain Transactions." Following this offering, the Company intends to appoint an additional nonemployee director to both the Compensation and Audit Committees. No interlocking relationship exists between members of the Company's Board or Compensation Committee and members of the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company during the fiscal year ended December 31, 1997 to its Chief Executive Officer and to the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                  ANNUAL COMPENSATION     SECURITIES     ALL OTHER
                                                  --------------------    UNDERLYING    COMPENSATION
          NAME AND PRINCIPAL POSITION             SALARY($)   BONUS($)    OPTIONS(#)       ($)(1)
          ---------------------------             ---------   --------   ------------   ------------
David Giuliani
  President and Chief Executive Officer.........   262,500    156,750      80,000           5,586
Eric P. Meyer
  Vice President of Marketing...................   146,346     85,000      48,000           4,447
John D. Tubbs
  Vice President of Operations..................   128,462     90,000      20,000           4,546
Ronald B. Ahlegian
  Vice President of Sales.......................   136,538     65,000      12,000             518
Michael D. Stull
  Vice President of Finance, Treasurer and Chief
  Financial Officer.............................   100,000     50,000           0           4,299

---------------
(1) Represents (a) $4,233 in matching 401(k) plan contributions by the Company for each of Messrs. Giuliani, Meyer, Tubbs and Stull and (b) $1,353, $214, $313, $518 and $66 for term life insurance premiums for each of Messrs. Giuliani, Meyer, Tubbs, Ahlegian and Stull, respectively.

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                             OPTION GRANTS IN 1997

                                                  INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                ------------------------------------------------------     VALUE AT ASSUMED
                                                 PERCENT OF                                  ANNUAL RATES
                                  NUMBER OF     TOTAL OPTIONS                               OF STOCK PRICE
                                 SECURITIES      GRANTED TO                                  APPRECIATION
                                 UNDERLYING       EMPLOYEES     EXERCISE                  FOR OPTION TERM(4)
                                   OPTIONS        IN FISCAL       PRICE     EXPIRATION   --------------------
             NAME               GRANTED(#)(1)      YEAR(2)      ($/SH)(3)      DATE       5%($)       10%($)
             ----               -------------   -------------   ---------   ----------   --------    --------
David Giuliani(5).............     80,000          11.76%         $3.00     4/01/07      150,935     382,498
Eric P. Meyer(5)..............     48,000           7.06%          3.00     4/01/07       90,561     229,499
John D. Tubbs(5)..............     20,000           2.94%          3.00     4/01/07       37,734      95,625
Ronald B. Ahlegian(5).........     12,000           1.76%          3.00     4/01/07       22,640      57,375
Michael D. Stull(5)...........          0              --            --        --             --          --

------------------------------
(1) All options granted to the Named Executive Officers in 1997 were nonqualified stock options with 10-year terms from the date of grant. Options become exercisable in equal annual installments over a period of four years, commencing one year after the date of grant.
(2) Based on a total of 680,100 shares subject to options granted to employees and consultants in 1997.
(3) All options to Named Executive Officers were granted at fair market value on the grant date. The exercise price of the options is payable in cash or check, in shares of Common Stock, by promissory note or through a cashless exercise procedure with a broker.
(4) The assumed rates of growth are prescribed by the Commission for illustrative purposes only and are not intended to forecast or predict future stock prices.
(5) On April 24, 1998, the Named Executive Officers were granted options to purchase shares of Common Stock at an exercise price of $12.50 per share, as follows: Mr. Giuliani -- 60,000 shares; Mr. Meyer -- 20,000 shares; Mr. Tubbs -- 20,000 shares; Mr. Ahlegian -- 20,000 shares; and Mr.
    Stull -- 40,000 shares. Each of the options becomes exercisable in equal annual installments over a period of four years, commencing one year after the date of grant.

     The following table sets forth certain information regarding unexercised stock options held by the Named Executive Officers as of December 31, 1997. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.

                             YEAR-END OPTION VALUES

                                    NUMBER OF SECURITIES
                                   UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                      OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT FISCAL
                                         YEAR-END(#)                   YEAR-END ($)(1)
                                 ---------------------------   -------------------------------
             NAME                EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
             ----                -----------   -------------    -----------     -------------
David Giuliani.................    200,000        80,000         3,037,500        1,040,000
Eric P. Meyer..................     52,754        90,262           785,636        1,239,158
John D. Tubbs..................    138,500        51,500         2,138,644          718,532
Ronald B. Ahlegian.............    160,000        52,000         2,390,000          753,500
Michael D. Stull...............     87,500        22,500         1,319,532          328,594

------------------------------
(1) Calculated based on the difference between the exercise price and the assumed initial public offering price of $16.00 per share.

BENEFIT PLANS

     1998 Stock Incentive Compensation Plan

     The purpose of the Company's 1998 Stock Incentive Compensation Plan (the "1998 Plan") is to enhance the long-term shareholder value of the Company by offering employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its subsidiaries an opportunity to participate in the Company's potential growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and acquire and maintain stock ownership in the Company. The 1998 Plan includes both stock options and stock awards, including restricted stock. A maximum of 1,600,000 shares of Common Stock will be available for issuance under the 1998 Plan. As of the closing of this offering, approximately 475 persons will be eligible to receive stock options or awards under the 1998 Plan.

     Stock Option Grants. The Plan Administrator of the 1998 Plan will be the Board of Directors (the "Plan Administrator") which will have the authority to select individuals to receive options under the 1998 Plan and to specify the terms and conditions of each option granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the Common Stock on the date of grant for incentive stock options and at least equal to 85% of the fair market value of the Common Stock on the date of grant for nonqualified stock options), the vesting provisions and the option term. For purposes of the 1998 Plan, fair market value means the average of the high and low per share sales price as reported by the New York Stock Exchange or any other applicable trading market on the date of grant. Unless otherwise provided by the Plan Administrator and to the extent required by the Internal Revenue Code of 1986, as amended (the "Code"), for incentive stock options, an option granted under the 1998 Plan will expire 10 years from the date of grant, or if earlier, three months after the optionee's termination of service with the Company or its subsidiaries, other than termination for cause, or one year after the optionee's death or disability.

     Stock Awards. The Plan Administrator is authorized under the 1998 Plan to issue shares of Common Stock to eligible participants on such terms and conditions and subject to such restrictions, if any, as the Plan Administrator may determine in its sole discretion. Such restrictions may be based on continuous service with the Company or its subsidiaries or the achievement of such performance goals as the Plan Administrator may determine. Holders of restricted stock are recorded as shareholders of the Company and have, subject to certain restrictions, all the rights of shareholders with respect to such shares.

     Adjustments. Proportional adjustments to the aggregate number of shares issuable under the 1998 Plan and to outstanding awards will be made for stock dividends, stock splits and other capital adjustments.

     Corporate Transactions. In the event of certain Corporate Transactions (as defined in the 1998 Plan), each outstanding option and restricted stock award under the 1998 Plan will automatically accelerate so that it will become 100% vested immediately before the Corporate Transaction, except that acceleration will not occur if such option or restricted stock award is, in connection with the Corporate Transaction, to be assumed by the successor corporation or parent thereof. Any option or restricted stock award that is assumed or replaced in the Corporate Transaction and does not otherwise accelerate at that time shall accelerate in the event the holder, for Good Reason (as defined in the 1998
Plan), or the successor corporation, without Cause (as defined in the 1998
Plan), terminates the holder's employment or services within one year following the Corporate Transaction.

     1998 Employee Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to qualify as an employee stock purchase plan under Section 423 of the Code, authorizes 400,000 shares of Common Stock for issuance upon exercise of purchase rights granted thereunder, subject to adjustment for stock dividends, stock splits and similar changes in the Company's capitalization. The

Purchase Plan is designed to encourage stock ownership by employees of the Company and will be administered by the Board (the "Plan Administrator").

     All employees who have been employed by the Company for at least three months and whose customary employment is for more than 20 hours per week or five months in any calendar year will be eligible to participate in the Purchase Plan. Owners of 5% or more of the Common Stock are not permitted to participate in the Purchase Plan by statute.

     Under the Purchase Plan, an eligible employee will be entitled to purchase shares of Common Stock from the Company through payroll deductions ranging from 1% to 15% of cash compensation, at a price equal to the lesser of 85% of the fair market value of the Company's Common Stock on the first or the last day of each six-month offering period under the Purchase Plan, provided that the purchase price for the first offering period will be equal to the lesser of 100% of the offering price or 85% of the fair market value of the Common Stock on the last day of the applicable offering period. Unless the Plan Administrator determines otherwise, the offering periods will commence on July 1 and January 1 of each year, with the first offering period commencing on the Effective Date. The Code limits purchases under the Purchase Plan to $25,000 worth of Common Stock in any one calendar year, valued as of the first day of an offering period.

     Upon a Corporate Transaction (as defined in the Purchase Plan), the purchase date will be the business day immediately preceding the effective date of the Corporate Transaction, unless the Plan Administrator provides for the assumption or substitution of the outstanding purchase rights.

     Amended and Restated 1995 California Stock Option Plan

     The Company's Amended and Restated 1995 California Stock Option Plan (the "1995 Plan") provides for the grant of incentive and nonqualified stock options to employees, officers, directors, agents, consultants, advisors and independent contractors of the Company. An aggregate of 80,000 shares of Common Stock have been authorized for issuance under the 1995 Plan. As of March 31, 1998, options to purchase 46,400 shares of Common Stock were outstanding under the 1995 Plan, with exercise prices ranging from $1.06 to $2.00 per share. As of March 31, 1998, no options had been exercised under the 1995 Plan. As of the Effective Date, no additional options will be granted under the 1995 Plan. After such time, options will be granted under the 1998 Plan, but the 1995 Plan will continue to govern outstanding options granted under the 1995 Plan.

     The 1995 Plan is administered by the Board which has the authority to select individuals who are to receive options under the 1995 Plan and to specify the terms and conditions of each option granted (incentive or nonqualified), the exercise price (which, for incentive stock options, must at least equal the fair market value of the Common Stock on the date of grant and for nonqualified stock options, must at least equal 85% of the fair market value of the Common Stock on the date of grant), the vesting provisions and the option term.

     Upon a Corporate Transaction (as defined in the 1995 Plan), the outstanding options will terminate unless such options are exchanged for those of another corporation.

     Amended and Restated 1990 Stock Option Plan

     The Company's Amended and Restated 1990 Stock Option Plan (the "1990 Plan") provides for the grant of incentive and nonqualified stock options to employees, officers, directors, agents, consultants, advisors and independent contractors of the Company. An aggregate of 4,800,000 shares of Common Stock have been authorized for issuance under the 1990 Plan but, as of the Effective Date, this number will be reduced to the minimum number of shares required for issuance pursuant to the exercise of any options that remain outstanding under the 1990 Plan. As of March 31, 1998, options to purchase 2,436,516 shares of Common Stock were outstanding under the 1990 Plan, with exercise prices ranging from $0.0025 to $8.00 per share and options to purchase 602,920 shares had been exercised. As of the Effective Date no additional options will be granted under the 1990 Plan. All future option grants will be made under the 1998 Plan, but options outstanding under the 1990 Plan will continue to be governed by the terms thereof.

     The 1990 Plan is administered by the Board which has the authority to select individuals who are to receive options under the 1990 Plan and to specify the terms and conditions of each option granted (incentive or nonqualified), the exercise price (which, for incentive stock options, must at least equal the fair market value of the Common Stock on the date of grant and for nonqualified stock options, must at least equal 85% of the fair market value of the Common Stock on the date of grant), the vesting provisions and the option term. In the event of certain Corporate Transactions (as defined in the 1990 Plan), the vesting of each outstanding option will accelerate so that it will become 100% vested immediately prior to the Corporate Transaction. Vesting of options will also fully accelerate in the event the options are exchanged for those of another corporation.

CHANGE-IN-CONTROL ARRANGEMENTS

     The vesting of outstanding stock options and restricted stock awards under the Company's stock option plans will accelerate upon the occurrence of certain Corporate Transactions involving the Company, to the extent provided in each of such plans. See "-- Benefit Plans."

                              CERTAIN TRANSACTIONS

     The Company has consulting arrangements with Dr. Engel and Mr. Yaseen pursuant to which they are compensated for assisting the Company in certain matters outside their duties as directors. Dr. Engel's agreement, effective as of September 1, 1997, requires him to advise and provide technical assistance to the Company. Mr. Yaseen's agreement, formally entered into as of May 1, 1998, obligates him to assist the Company with marketing, financial and real estate matters. As compensation for consulting services during 1997, Dr. Engel received $29,850 and Mr. Yaseen received $133,302 from the Company. For the fiscal quarter ended March 31, 1998, Dr. Engel and Mr. Yaseen received $17,700 and $35,998, respectively, for consulting fees.

     During 1996 and 1995, Mr. Yaseen received $70,040 and $21,292, respectively, in consulting fees.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth as of April 30, 1998, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, (iv) each of the Selling Shareholders and (v) all of the Company's directors and executive officers as a group.

                                       BENEFICIAL OWNERSHIP                             BENEFICIAL OWNERSHIP
                                        PRIOR TO OFFERING            NUMBER OF             AFTER OFFERING
                                   ----------------------------        SHARES        ---------------------------
        NAME AND ADDRESS            SHARES     PERCENTAGE(1)(2)    OFFERED HEREBY     SHARES    PERCENTAGE(1)(2)
        ----------------           ---------   ----------------   ----------------   --------   ----------------
David Giuliani(3)................  2,755,332          16.8%                                                %
  13222 S.E. 30th St.
  Bellevue, WA 98005
L. David Engel(4)................  1,147,000           6.8%
  4451 Huggins St.
  San Diego, CA 92122
Vincent F. Coviello, Jr.(5)......    746,000           4.5%
Louis G. Yaseen(6)...............    249,780           1.5%
Ronald B. Ahlegian(7)............    231,000           1.4%
Eric P. Meyer(8).................    251,508           1.5%
John D. Tubbs(9).................    251,500           1.5%
Michael D. Stull(10).............    124,500             *
All directors and executive
  officers as a group (10
  persons)(11)...................  5,786,620          32.8%
Other Selling Shareholders(12)...

------------------------------
  *  Less than 1%.

 (1) Assumes no exercise of the Underwriters' over-allotment option.

 (2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common Stock subject to options currently exercisable or exercisable within 60 days of April 30, 1998, are deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (3) Includes 220,000 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998, 120,000 shares held by Diane Silven, Trustee for Nicole Roven Giuliani under Agreement Dated September 23, 1996 and 120,000 shares held by Diane Silven, Trustee for Daniel Roven Giuliani under Agreement Dated September 23, 1996. Mr. Giuliani disclaims beneficial ownership of the shares held by the two trusts established for the benefit of his children.

 (4) Includes 113,000 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998 and 18,000 shares that are issuable upon exercise of immediately exercisable warrants. Also includes 1,016,000 shares held by the Engel Family Trust for the benefit of Dr. Engel's family, of which Dr. Engel is a trustee.

 (5) Includes 16,000 shares issuable upon exercise of immediately exercisable warrants. Also includes 110,000 shares held by the Coviello Family Ltd. Partnership, of which Mr. Coviello is a general partner.

 (6) Includes 71,100 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998, 26,000 shares issuable upon exercise of immediately exercisable warrants and 152,680 shares held by Mr. Yaseen's spouse.

 (7) Includes 163,000 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998.

 (8) Includes 75,508 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998.

 (9) Includes 151,500 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998.

(10) Includes 92,500 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 1998.

(11) See footnotes (3) - (10) above.

(12) Such group includes Selling Shareholders who individually beneficially own less than 1% of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Articles and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 25,000,000 shares of Preferred Stock, $0.01 par value per share.

COMMON STOCK

     As of March 31, 1998, the Common Stock was held of record by 257 persons and 16,674,440 shares were outstanding or committed for issuance. After the sale of the shares of Common Stock offered hereby, there will be 18,674,440 shares of Common Stock outstanding.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 25,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company's shareholders. No shares of Preferred Stock have been issued. The issuance of Preferred Stock could have one or more of the following effects: (i) restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) dilute the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock or (iii) prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Articles or any reorganization, consolidation or merger (or other similar transaction involving the Company). As a result, the issuance of such Preferred Stock may discourage bids for the Company's Common Stock at a premium over the market price therefor and could have a material adverse effect on the market value of the Common Stock. The Board does not presently intend to issue any shares of Preferred Stock. See "Risk Factors -- Antitakeover Considerations."

WARRANTS

     As of March 31, 1998, the Company had outstanding warrants to purchase 239,812 shares of Common Stock at a weighted average exercise price of $2.71 per share. No fractional shares of Common Stock will be issued in connection with the exercise of the warrants. In the event a warrant holder fails to exercise the warrants prior to their expiration, the warrants will expire and the holder will have no further rights with respect to such warrants. A warrant holder will not have any rights, privileges or liabilities as a shareholder of the Company prior to the exercise of the warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the warrants.

WASHINGTON ANTITAKEOVER STATUTE

     Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act (the "WBCA"), which applies to Washington corporations that have a class of voting stock registered under the Securities Exchange Act of 1934, as amended, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of the Company.

ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

     Election and Removal of Directors. Effective with the first election of directors following this offering, the Articles provide for the division of the Company's Board of Directors into three classes, with the number of directors comprising each class to be as nearly equal in number as possible, each for a three-year term, with one class being elected each year by the Company's shareholders. See "Management -- Board of Directors." Directors may be removed only for cause. Such Board composition may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board, as it generally makes it more difficult for shareholders to replace a majority of directors.

     Approval for Certain Business Combinations. The Articles require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of the Company's assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of Continuing Directors (defined as those individuals who were members of the Board on July 1, 1998 or were elected thereafter on the recommendation of a majority of Continuing Directors), in which case the affirmative vote required shall be a majority of the outstanding shares.

     Shareholder Meetings. Under the Articles and Bylaws, the shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the Board, the Chairman of the Board and the President may call special meetings of shareholders.

     Vote Required to Amend or Repeal Certain Provisions of the Articles or Bylaws. The Articles also provide that changes to certain provisions of the Articles, including those regarding amendment of certain provisions of the Bylaws or Articles, the classified Board of Directors, special voting provisions for business combinations and special meetings of shareholders, must be approved by the holders of not less than two-thirds of the outstanding shares.

     Requirements for Advance Notification of Shareholder Nominations and Proposals. The Company's Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

     These provisions may have the effect of delaying, deterring or preventing a change in control of the Company. See "Risk Factors -- Antitakeover Considerations."

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     The Articles include a provision that limits the liability of the Company's directors to the fullest extent permitted by the WBCA as it currently exists or as it may be amended in the future. Consequently, subject to the WBCA, no person shall be liable to the Company or its shareholders for monetary damages resulting from such person's conduct as a director of the Company. Amendments to the Articles may not adversely affect any right of a director of the Company with respect to acts or omissions occurring prior to such amendment. Section 23B.08.320 of the WBCA provides that the Articles may not limit a director's liability for acts or omissions involving intentional misconduct or knowing violations of law, unlawful distributions or transactions from which the director personally receives benefits in money, property or services to which the director is not legally entitled. In addition, Washington law provides for broad indemnification by the Company of its officers and directors. The Bylaws implement this indemnification to the fullest extent permitted by law. Insofar as the indemnity for liabilities arising under the Securities Act may be permitted to directors or officers of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Company's securities. No prediction can be made as to the effect, if any, that market sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future. See "Risk Factors -- Shares Eligible for Future Sale."

     Upon completion of this offering, the Company will have 18,674,440 shares of Common Stock outstanding, assuming no exercise of outstanding options or warrants after April 30, 1998. Of this amount, the 4,400,000 shares offered hereby will be available for immediate sale in the public market as of the
Effective Date. In addition, approximately                Restricted Shares will
become eligible for sale in the public market immediately after the Effective Date pursuant to Rule 144(k) under the Securities Act, approximately
               Restricted Shares will become eligible for sale prior to 90 days after the Effective Date pursuant to Rule 144(k), approximately
Restricted Shares will become eligible for sale 90 days after the Effective Date
pursuant to Rule 144 and Rule 701, approximately                Restricted
Shares will become eligible for sale in the public market approximately 120 days
after the Effective Date, and approximately                Restricted Shares
will become eligible for sale in the public market approximately 180 days after the Effective Date, subject, in some cases, to compliance with the volume and other resale limitations of Rule 144. The remaining approximately
               Restricted Shares held by existing shareholders will become eligible for sale from time to time in the future under Rule 144.

                                      SHARES ELIGIBLE
     DAYS AFTER EFFECTIVE DATE           FOR SALE                      COMMENT
     -------------------------        ---------------                  -------
Upon effectiveness..................                     Shares sold in offering
Upon effectiveness..................                     Freely tradeable shares saleable
                                                         under Rule 144(k) that are not
                                                         subject to lockup agreements
0-90 days...........................                     Freely tradeable shares that become
                                                         saleable under Rule 144(k) that are
                                                         not subject to lockup agreements
90 days.............................                     Shares saleable under Rules 144 and
                                                         701 that are not subject to lockup
                                                         agreements
120 days............................                     120-day lockup released; shares
                                                         saleable under Rules 144 and 701
180 days............................                     180-day lockup released; shares
                                                         saleable under Rules 144 and 701
Thereafter..........................                     Restricted securities held for one
                                                         year or less

     In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the Effective Date that number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock (approximately 186,744 shares immediately after this offering) and (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     The Company is unable to estimate the number of shares that will be sold under Rule 144, which depends on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     The Company and certain shareholders of the Company, including executive officers, directors and certain employees, who will own in the aggregate shares of Common Stock after this offering, have agreed pursuant to the Underwriting Agreement and lockup agreements that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly sell, offer or contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock, options or warrants to acquire Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period after the Effective Date, except that each of such shareholders may, without the consent of the Representatives, sell up to 1,000 shares of Common Stock.

     Certain other shareholders of the Company who will own in the aggregate shares of Common Stock after this offering have agreed pursuant to lockup agreements that they will not, without the prior written consent of Hambrecht & Quist LLC, for a period of 120 and 180 days after the Effective Date, directly or indirectly sell, offer or contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of 100% and 50%, respectively, of any shares of Common Stock, options or warrants to acquire Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them, except that each of such shareholders may, without the consent of the Representatives, sell up to 1,000 shares of Common Stock.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register approximately 4,850,000 shares of Common Stock subject to options outstanding or reserved for issuance under the Company's stock option plans within 90 days after the Effective Date, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. See "Management -- Employee Benefit Plans."

     Any employee of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the Effective Date.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), for whom Hambrecht & Quist LLC and PaineWebber Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock:

                                                              NUMBER OF
                          NAME                                  SHARES
                          ----                                ---------
Hambrecht & Quist LLC....................................
PaineWebber Incorporated.................................
                                                              ---------
Total....................................................     4,400,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $     per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Common Stock offered hereby.

     The Company and certain of the Selling Shareholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 660,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and certain of the Selling Shareholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain shareholders of the Company, including executive officers, directors and certain employees, who will own in the aggregate shares of Common Stock after this offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly sell, offer or contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus, except that each of such shareholders may, without the consent of the Representatives, sell up to 1,000 shares of Common Stock. In addition, certain other shareholders of the Company
who will own in the aggregate                shares of Common Stock after this
offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, for a period of 120 and 180 days following the date of this Prospectus, directly or indirectly sell, offer or contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of 100% and 50%, respectively, of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them, except that each of such shareholders may, without the consent of the Representatives, sell up to 1,000 shares of Common Stock. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly sell offer or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, sales and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary Prospectus is subject to change as a result of market conditions and other factors.

     Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     At the request of the Company, the Underwriters have reserved for sale at the initial public offering price to persons designated by the Company a number of shares of Common Stock not to exceed 5% of the total number of shares of Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such shares. Any such shares not so purchased will be offered by the Representatives to the general public on the same basis as other shares offered hereby.

     In December 1995, H&Q Optiva Investors, L.P. purchased 320,000 shares of the Company's Common Stock for approximately $500,000, as part of an equity financing on the same terms pursuant to which all other participants in the financing purchased their shares. Certain of the limited partnership interests of H&Q Optiva Investors, L.P. are beneficially owned by persons affiliated with Hambrecht & Quist LLC.

                                 LEGAL MATTERS

     Certain legal matters will be passed on for the Company by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed on for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, Menlo Park, California. Certain legal matters will be passed on for the Selling Shareholders by Summit Law Group, P.L.L.C., Seattle, Washington.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company as of December 31, 1997 and December 31, 1996, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedule thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits and schedule thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov.

     Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to distribute to its shareholders annual reports containing consolidated financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each year containing unaudited consolidated financial information.

                               OPTIVA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997
  and March 31, 1998 (Unaudited)............................  F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1995, 1996, and 1997 and the Quarters Ended
  March 31, 1997 and 1998 (Unaudited).......................  F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1995, 1996, and 1997 and the
  Quarter Ended March 31, 1998 (Unaudited)..................  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996, and 1997 and the Quarters Ended
  March 31, 1997 and 1998 (Unaudited).......................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Optiva Corporation

     We have audited the accompanying consolidated balance sheets of Optiva Corporation (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Optiva Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Seattle, Washington
February 6, 1998, except Note 14,
  as to which the date is May   , 1998

--------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the approval of the stock dividend and the increase in the number of authorized shares by the shareholders described in Note 14 to the Consolidated Financial Statements.

                                                               ERNST & YOUNG LLP

Seattle, Washington
May 11, 1998

                               OPTIVA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------     MARCH 31,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 2,774    $10,667      $15,073
  Accounts receivable, net of allowance for doubtful
     accounts of $460, $810, and $1,172 in 1996, 1997, and
     1998, respectively.....................................   13,194     16,694       16,109
  Receivable from Teledyne (Note 11)........................    1,600         --           --
  Inventories...............................................    7,825     10,105       10,144
  Prepaid advertising.......................................      520        862            3
  Deferred tax asset........................................      785      1,449        1,595
  Other current assets......................................      496        917        1,098
                                                              -------    -------      -------
          Total current assets..............................   27,194     40,694       44,022
Furniture and equipment, net................................    4,181      5,803        6,648
Other noncurrent assets.....................................       10         78           90
                                                              -------    -------      -------
          Total assets......................................  $31,385    $46,575      $50,760
                                                              =======    =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 4,807    $ 3,164      $ 3,864
  Accrued expenses..........................................    7,097      8,821       10,222
  Income taxes payable......................................    1,318      3,640        2,119
  Current installments of capital lease obligation..........      137         71           60
  Current installments of long-term debt....................      440        989        1,326
                                                              -------    -------      -------
          Total current liabilities.........................   13,799     16,685       17,591
Capital lease obligations, less current installments........       91         56           52
Long-term debt..............................................      739      1,154        1,531
Deferred tax liability......................................      139         70          338
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value:
     Authorized shares - 25,000,000
     Issued and outstanding shares - none...................       --         --           --
  Common stock, $0.01 par value:
     Authorized shares - 100,000,000
     Issued and outstanding shares - 16,109,060, 16,641,940,
       and 16,674,440 in 1996, 1997, and 1998,
       respectively.........................................      160        166          167
  Additional paid-in capital................................    8,946      9,579        9,650
  Unearned stock compensation...............................      (32)       (26)         (43)
  Retained earnings.........................................    7,543     18,891       21,474
                                                              -------    -------      -------
          Total shareholders' equity........................   16,617     28,610       31,248
                                                              -------    -------      -------
          Total liabilities and shareholders' equity........  $31,385    $46,575      $50,760
                                                              =======    =======      =======

                            See accompanying notes.

                               OPTIVA CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31,         QUARTER ENDED MARCH 31,
                                     ------------------------------    --------------------------
                                      1995       1996        1997         1997           1998
                                     -------    -------    --------    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
Net sales..........................  $48,701    $72,695    $102,968      $19,009        $30,609
Cost of sales......................   16,779     25,440      37,049        6,770         10,770
                                     -------    -------    --------      -------        -------
                                      31,922     47,255      65,919       12,239         19,839
Operating expenses:
  Marketing and sales..............   18,461     25,208      33,091        6,890         10,107
  General and administrative.......    6,745      7,891      10,679        2,301          4,422
  Research and development.........    1,307      2,295       4,672          930          1,389
  Nonrecurring expenses (Note 9)...       --      2,959        (312)          --             --
                                     -------    -------    --------      -------        -------
                                      26,513     38,353      48,130       10,121         15,918
                                     -------    -------    --------      -------        -------
Income from operations.............    5,409      8,902      17,789        2,118          3,921
Interest income (expense)..........        2        103         (91)         (26)           116
Other nonoperating items (Note
  11)..............................     (461)       462          --           --             --
                                     -------    -------    --------      -------        -------
Income before income taxes.........    4,950      9,467      17,698        2,092          4,037
Provision for income taxes.........    1,922      3,599       6,350          778          1,454
                                     -------    -------    --------      -------        -------
Net income.........................  $ 3,028    $ 5,868    $ 11,348      $ 1,314        $ 2,583
                                     =======    =======    ========      =======        =======
Net income per share:
  Basic............................  $  0.20    $  0.37    $   0.69      $  0.08        $  0.16
                                     =======    =======    ========      =======        =======
  Diluted..........................  $  0.19    $  0.35    $   0.64      $  0.08        $  0.14
                                     =======    =======    ========      =======        =======
Weighted average common and common
  equivalent shares for net income
  per share computations:
  Basic............................   14,807     16,004      16,544       16,172         16,664
                                     =======    =======    ========      =======        =======
  Diluted..........................   15,765     16,830      17,749       17,330         18,060
                                     =======    =======    ========      =======        =======

                            See accompanying notes.

                               OPTIVA CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       UNEARNED
                                      NUMBER              ADDITIONAL    STOCK     RETAINED        TOTAL
                                        OF       COMMON    PAID-IN     COMPEN-    EARNINGS    SHAREHOLDERS'
                                      SHARES     STOCK     CAPITAL      SATION    (DEFICIT)      EQUITY
                                    ----------   ------   ----------   --------   ---------   -------------
Balance at January 1, 1995........  13,511,456    $135      $5,758       $(67)     $(1,353)      $ 4,473
  Sale of common stock............   1,587,820      16       2,465          -            -         2,481
  Exercise of common stock options
    and warrants..................     528,856       5         140          -            -           145
  Tax benefit of exercised
    options.......................           -       -           4          -            -             4
  Compensation related to stock
    options and warrants..........           -       -          60        (60)           -             0
  Amortization of unearned stock
    compensation..................           -       -           -         59            -            59
  Net income......................           -       -           -          -        3,028         3,028
                                    ----------    ----      ------       ----      -------       -------
Balance at December 31, 1995......  15,628,132     156       8,427        (68)       1,675        10,190
  Sale of common stock............     160,000       2         248          -            -           250
  Exercise of common stock options
    and warrants..................     320,928       3         221          -            -           224
  Tax benefit of exercised
    options.......................           -       -          49          -            -            49
  Amortization of unearned stock
    compensation..................           -       -           -         36            -            36
  Net income......................           -       -           -          -        5,868         5,868
                                    ----------    ----      ------       ----      -------       -------
Balance at December 31, 1996......  16,109,060     161       8,945        (32)       7,543        16,617
  Exercise of common stock options
    and warrants..................     532,880       5         139          -            -           144
  Tax benefit of exercised
    options.......................           -       -         472          -            -           472
  Compensation related to stock
    options and warrants..........           -       -          23        (23)           -             0
  Amortization of unearned stock
    compensation..................           -       -           -         29            -            29
  Net income......................           -       -           -          -       11,348        11,348
                                    ----------    ----      ------       ----      -------       -------
Balance at December 31, 1997......  16,641,940     166       9,579        (26)      18,891        28,610
  Exercise of common stock options
    and warrants -- (unaudited)...      32,500       1          20          -            -            21
  Tax benefit of exercised
    options -- (unaudited)........           -       -          28          -            -            28
  Compensation related to stock
    options and warrants --
    (unaudited)...................           -       -          23        (23)           -             0
  Amortization of unearned stock
    compensation -- (unaudited)...           -       -           -          6            -             6
  Net income -- (unaudited).......           -       -           -          -        2,583         2,583
                                    ----------    ----      ------       ----      -------       -------
Balance at March 31, 1998 --
  (unaudited).....................  16,674,440    $167      $9,650       $(43)     $21,474       $31,248
                                    ==========    ====      ======       ====      =======       =======

                            See accompanying notes.

                               OPTIVA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                YEAR ENDED DECEMBER 31,      QUARTER ENDED MARCH 31,
                                              ---------------------------   -------------------------
                                               1995      1996      1997        1997          1998
                                              -------   -------   -------   -----------   -----------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................  $ 3,028   $ 5,868   $11,348     $ 1,314       $ 2,583
Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
     Depreciation and amortization..........      588     1,429     1,856         439           526
     Amortization of unearned stock
       compensation.........................       59        36        29           7             6
     Deferred tax provision (benefit).......     (362)       17      (733)         40           122
     Changes in operating accounts:
       Decrease (increase) in receivables...   (5,100)   (6,364)   (1,900)      3,259           585
       Increase in inventories..............   (1,972)   (4,818)   (2,279)     (3,411)          (39)
       Decrease (increase) in prepaid
          advertising.......................     (309)     (211)     (341)        361           859
       Increase in other current assets.....      (91)     (406)     (421)        (22)         (181)
       Decrease (increase) in other
          noncurrent assets.................       17         3       (69)          1           (12)
       Increase (decrease) in accounts
          payable...........................    1,000     3,058    (1,643)     (1,828)          700
       Increase (decrease) in accrued
          expenses..........................    2,469     3,324     1,724      (2,154)        1,401
       Increase (decrease) in income taxes
          payable...........................      236       778     2,794         (23)       (1,493)
                                              -------   -------   -------     -------       -------
Net cash provided by (used in) operating
  activities................................     (437)    2,714    10,365      (2,017)        5,057
INVESTING ACTIVITY -- cash used for purchase
  of furniture and equipment................   (2,003)   (3,115)   (3,432)       (779)       (1,364)
FINANCING ACTIVITIES
Payments on capitalized lease obligations...      (59)     (106)     (148)        (36)          (22)
Proceeds from long-term debt................      124     1,089     1,304         287           875
Payments on long-term debt..................        -       (42)     (340)        (15)         (161)
Proceeds from sale of common stock..........    2,626       474       144          12            21
                                              -------   -------   -------     -------       -------
Net cash provided by financing activities...    2,691     1,415       960         248           713
                                              -------   -------   -------     -------       -------
Net increase (decrease) in cash and
  cash equivalents..........................      251     1,014     7,893      (2,548)        4,406
Cash and cash equivalents at beginning of
  period....................................    1,509     1,760     2,774       2,774        10,667
                                              -------   -------   -------     -------       -------
Cash and cash equivalents at end of
  period....................................  $ 1,760   $ 2,774   $10,667     $   226       $15,073
                                              =======   =======   =======     =======       =======
SUPPLEMENTAL DISCLOSURES
Interest paid...............................  $    25   $    55   $   178     $    36       $    54
Income taxes paid...........................    2,052     2,880     4,361       1,773         2,825
Capital lease obligations to acquire
  furniture and equipment...................      178        83        78           -             7

                            See accompanying notes.

                               OPTIVA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Optiva Corporation (the Company), incorporated in the state of Washington, commenced operations on March 25, 1988 and has two wholly owned subsidiaries, Optiva International Sales, Inc. and Optiva Nevada Corp. The Company manufactures and markets an oral hygiene device. In August 1992, the Company obtained permission from the U.S. Food and Drug Administration to market its product. The Company sells its product in the United States and overseas through a network of various retailers, distributors, dental professionals, and direct to consumers.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information as of March 31, 1998 and for the quarters ended March 31, 1997 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the quarter ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year.

BASIS OF PRESENTATION

     All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Investments with an original maturity of three months or less are considered to be cash equivalents. The book value of cash equivalents approximates fair value.

CONCENTRATION OF CREDIT RISK

     The Company's exposure to credit risk is measured on an individual customer basis, as well as by groups of customers that share similar attributes. To reduce the potential for risk concentration, credit limits are established and continually monitored in light of changing customer and market conditions. The Company further reduces a majority of its credit risk through the purchase of credit insurance. During 1996, 1997 and the quarters ended March 31, 1997 and 1998, approximately 16%, 25%, 24%, and 23% of net sales, respectively, were made to one customer. No customer represented more than 10% of net sales in 1995.

INVENTORIES

     Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market value.

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are capitalized and amortized over the lesser of the term of the remaining lease or its estimated useful life.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to expense as incurred. The Company has been awarded grants from the National Institutes of Health, an agency of the United States government. Funding from such grants is recognized as the related research and development costs are incurred. The Company recognized research funding of $180,000 and $70,000 in 1996 and 1997, respectively, as a reduction of research and development expenses.

REVENUE RECOGNITION

     Generally, revenue from product sales is recorded when products are shipped to customers. Provision for sales returns is recorded for estimated products returned by customers.

ADVERTISING COSTS

     Advertising costs, including promotional materials, infomercial and other media production costs, are charged to expense as incurred. Costs for placement of advertisements and air time are prepaid and charged to expense once broadcast. Advertising expense aggregated $9,080,000, $7,915,000, and $9,471,000 in 1995, 1996, and 1997, respectively.

OTHER FINANCIAL INSTRUMENTS

     At December 31, 1997 and March 31, 1998, the carrying value of financial instruments, such as receivables and payables, approximated their fair values based on the short-term nature of these instruments.

STOCK COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which became effective in 1996. The Company has implemented SFAS No. 123 using the intrinsic value method; accordingly, the accompanying footnotes include disclosure of the pro forma impact of the fair value method on net income for 1995, 1996, and 1997. The adoption of SFAS No. 123 had no effect on the Company's financial position or results of operations.

NET INCOME PER SHARE

     Basic net income per share is computed based on the weighted average number of common shares outstanding during each period. Diluted net income per share is computed based on the weighted

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) average number of common and common equivalent shares outstanding during each period. Common equivalent shares include outstanding warrants and stock options. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive. All net income per share amounts for all periods have been presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

 2. INVENTORIES

     Inventories consist of the following (in thousands):

                                                    DECEMBER 31,
                                                  -----------------    MARCH 31,
                                                   1996      1997        1998
                                                  ------    -------    ---------
Parts and supplies..............................  $4,591    $ 6,871     $ 6,024
Assemblies and work in progress.................     392        480         636
Finished goods..................................   2,842      2,754       3,484
                                                  ------    -------     -------
                                                  $7,825    $10,105     $10,144
                                                  ======    =======     =======

 3. FURNITURE AND EQUIPMENT

     Furniture and equipment, net, consist of the following (in thousands):

                                                    DECEMBER 31,
                                                 ------------------    MARCH 31,
                                                  1996       1997        1998
                                                 -------    -------    ---------
Machinery and equipment........................  $ 3,970    $ 7,431     $ 7,782
Furniture and fixtures.........................      473        917       1,278
Leasehold improvements.........................    1,092      1,336       1,505
Assets under construction......................      858        188         627
                                                 -------    -------     -------
                                                   6,393      9,872      11,192
Less accumulated depreciation and
  amortization.................................   (2,212)    (4,069)     (4,544)
                                                 -------    -------     -------
                                                 $ 4,181    $ 5,803     $ 6,648
                                                 =======    =======     =======

 4. BANK AGREEMENTS

     The Company has a revolving line of credit agreement with a bank expiring on August 31, 1998. Borrowings are limited to $20,000,000, subject to certain conditions. The line of credit is secured by substantially all of the Company's assets. The agreement bears interest at the bank's prime rate (8.5% as of December 31, 1997), payable monthly. The agreement requires the Company to maintain certain financial ratios, including minimum net worth and debt to net worth, and restricts the Company's ability to declare dividends.

     The Company was in compliance with these covenants at December 31, 1997. No amounts were outstanding on the line at December 31, 1997.

     The Company also has $7 million in notes with a bank for equipment financing. The notes are secured by the underlying equipment and require monthly principal and interest payments through February 28, 2001. The notes bear interest at rates ranging from the bank's prime rate (8.5% as of December 31, 1997) to the bank's prime rate plus 1%. The balance owed at December 31, 1997 was $2,143,479 and approximates fair value.

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 4. BANK AGREEMENTS (CONTINUED)
     Maturities of consolidated long-term debt are as follows (in thousands):

                  YEAR ENDED DECEMBER 31,
                  -----------------------
       1998.................................................  $  989
       1999.................................................     727
       2000.................................................     371
       2001.................................................      56
                                                              ------
                                                              $2,143
                                                              ======

     Interest expense, including imputed interest on capital leases, for 1995, 1996 and 1997 was $24,533, $54,894, $178,109, respectively.

 5. INCOME TAXES

     The provision for income taxes is comprised of the following (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1995      1996      1997
                                                   ------    ------    ------
Current federal income taxes.....................  $2,086    $3,310    $6,887
Deferred federal tax provision (benefit), net....    (362)       17      (733)
State income taxes...............................     198       272       196
                                                   ------    ------    ------
                                                   $1,922    $3,599    $6,350
                                                   ======    ======    ======

     Differences between income taxes, computed by applying the U.S. federal income tax rate of 34% in 1995 and 1996 and 35% in 1997 to income before federal income taxes, and the provision for income taxes are as follows (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------
                                           1995     RATE      1996     RATE      1997     RATE
                                          ------    -----    ------    -----    ------    -----
Federal income tax provision at
  statutory rate........................  $1,683    34.00%   $3,219    34.00%   $6,194    35.00%
Nondeductible expenses..................      78     1.58        40      .42        64      .36
State income taxes, net of federal
  benefits..............................     132     2.67       181     1.91       128      .72
Other...................................      29      .59       159     1.68       (36)    (.20)
                                          ------    -----    ------    -----    ------    -----
Provision for income taxes..............  $1,922    38.84%   $3,599    38.01%   $6,350    35.88%
                                          ======    =====    ======    =====    ======    =====

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 5. INCOME TAXES (CONTINUED):
     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                              DECEMBER 31,
                                                             ---------------
                                                             1996      1997
                                                             -----    ------
Deferred tax assets:
  Stock compensation.......................................  $  26    $    1
  Warranty reserve.........................................    171       194
  Bad debt reserve.........................................    156       284
  Return reserve...........................................     85       193
  Co-op advertising........................................    138        89
  Accrued compensation.....................................    143       198
  Furniture and equipment basis differences................     --       297
  Other....................................................     66       193
                                                             -----    ------
          Total deferred tax assets........................    785     1,449
Deferred tax liabilities:
  Furniture and equipment basis difference.................    (50)       --
  Other....................................................    (89)      (70)
                                                             -----    ------
          Total deferred tax liabilities...................   (139)      (70)
Net deferred tax assets....................................  $ 646    $1,379
                                                             =====    ======

6. STOCK OPTIONS AND WARRANTS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). APB No. 25 provides that compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

     At December 31, 1997, the Company had stock-based option plans, which are described below. The Company applies APB No. 25 and related interpretations in accounting for the plans. Accordingly, stock compensation has been recognized for the amortized intrinsic value of stock option grants. Had the stock compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for options and warrants granted in 1995, 1996, and 1997, consistent with

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

6. STOCK OPTIONS AND WARRANTS (CONTINUED) the method of SFAS No. 123, the Company's net income would have been reduced to these pro forma amounts (in thousands, except per share data):

                                                   1995      1996      1997
                                                  ------    ------    -------
Net income:
  As reported...................................  $3,028    $5,868    $11,348
  Pro forma.....................................   3,016     5,838     11,243
Diluted net income per share:
  As reported...................................  $ 0.19    $ 0.35    $  0.64
  Pro forma.....................................    0.19      0.35       0.63

     Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma net income for future years because the amounts above include only the amortization for the fair value of 1995, 1996, and 1997 grants.

     The fair value of each option grant is estimated on the date of grant, based on the minimum value method using the following weighted-average assumptions: dividend yield of 0%; risk-free interest rates ranging from 5.37% to 7.52%, 5.24% to 6.69%, and 5.66% to 6.74% for 1995, 1996, and 1997,
respectively; and expected lives of five years.

EMPLOYEE STOCK OPTIONS PLANS

     The Company's stock option plans, as amended, authorize issuance of 4,880,000 shares of its common stock. Generally, stock compensation, if any, is measured as the difference between the exercise price of a stock option and the fair market value of the Company's stock at the date of grant, which is then amortized over the related service period. Generally, options vest 25% per year over a four-year period and expire ten years from the date of grant.

     A summary of the status of the Company's stock option plans at December 31, 1995, 1996, and 1997, and changes during the years then ended are presented below (in thousands, except weighted average exercise price):

                                                   1995                 1996                 1997
                                            ------------------   ------------------   ------------------
                                                      WEIGHTED             WEIGHTED             WEIGHTED
                                                      AVERAGE              AVERAGE              AVERAGE
                                                      EXERCISE             EXERCISE             EXERCISE
                                            OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                            -------   --------   -------   --------   -------   --------
Outstanding at beginning of year..........   1,585     $0.72      1,784     $0.84      1,988     $1.02
Granted...................................     305      1.20        409      1.58        688      2.72
Exercised.................................     (14)     0.32       (168)     0.59        (90)     0.75
Canceled..................................     (92)     0.25        (37)     0.72        (85)     1.56
                                             -----                -----               ------
Outstanding at end of year................   1,784     $0.84      1,988     $1.02      2,501     $1.48
                                             =====                =====               ======
Weighted average fair value of options
  granted during the year.................   $0.30                $0.37               $ 0.75
                                             =====                =====               ======

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

6. STOCK OPTIONS AND WARRANTS (CONTINUED)
     The following summarizes information about stock options outstanding at December 31, 1997:

                                     WEIGHTED
                                     AVERAGE
                      NUMBER        REMAINING
   RANGE OF        OUTSTANDING     CONTRACTUAL
EXERCISE PRICES   (IN THOUSANDS)   LIFE (YEARS)
---------------   --------------   ------------
$0.0025 - $1.00          680           4.95
  $1.01 - $2.00        1,362           7.58
  $2.01 - $3.00          429           9.38
  $3.01 - $5.00           30           9.91
                      ------
                       2,501
                      ======

     In connection with the stock option plans, 2,689,880 shares of common stock have been reserved for future issuance. At December 31, 1997, 1,273,004 options were exercisable with a weighted average exercise price of $0.88 per option share.

STOCK WARRANTS

     The Company issues stock warrants to consultants as compensation for services performed or to be performed. The warrants are exercisable for a period extending up to ten years.

     The fair value of each warrant grant is estimated on the date of grant, based on the minimum value method using the following weighted-average assumptions: dividend yield of 0%; risk-free interest rates ranging from 6.00% to 7.00%, 5.70% to 6.21%, and 5.86% to 6.36% for 1995, 1996, and 1997,
respectively; and expected lives of five years.

     A summary of the status of the Company's warrants at December 31, 1995, 1996, and 1997, and changes during the years ending on those dates are presented below (in thousands, except weighted average exercise price):

                                                1995                  1996                  1997
                                         -------------------   -------------------   -------------------
                                                    WEIGHTED              WEIGHTED              WEIGHTED
                                                    AVERAGE               AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE              EXERCISE
                                         WARRANTS    PRICE     WARRANTS    PRICE     WARRANTS    PRICE
                                         --------   --------   --------   --------   --------   --------
Outstanding at beginning of year.......    1,219     $0.29        729      $0.35        616      $0.33
Granted................................       25      1.51         40       1.81         43       3.38
Exercised..............................     (515)     0.27       (153)      0.81       (447)      0.19
                                          ------                -----                 -----
Outstanding at end of year.............      729     $0.35        616      $0.33        212      $1.24
                                          ======                =====                 =====
Weighted average fair value of warrants
  granted during the year..............   $ 0.03                $0.05                 $1.02
                                          ======                =====                 =====

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

6. STOCK OPTIONS AND WARRANTS (CONTINUED)
     The following summarizes information about warrants outstanding at December 31, 1997:

                                    WEIGHTED
                                    AVERAGE
   RANGE OF                        REMAINING
   EXERCISE          NUMBER       CONTRACTUAL
    PRICES        OUTSTANDING     LIFE (YEARS)
   --------      --------------   ------------
                 (IN THOUSANDS)
$0.0025 - $1.00       101             3.11
  $1.01 - $2.00        89             8.00
  $2.01 - $3.00         6             9.25
  $3.01 - $5.00        16             9.92
                      212
                      ===

     A total of 211,808 shares of common stock have been reserved for exercise of warrants. At December 31, 1997, 198,268 warrants were exercisable with a weighted average exercise price of $0.95 per warrant share.

     The intrinsic value of stock options issued with exercise prices less than the estimated fair value of the underlying common stock at the date of grant is recorded as unearned stock compensation. Upon issuance, the estimated fair value of warrants is also recorded as unearned stock compensation. Unearned stock compensation is being amortized over the related service periods.

 7. NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):

                                                                               QUARTER ENDED
                                                 YEAR ENDED DECEMBER 31,         MARCH 31,
                                               ---------------------------   -----------------
                                                1995      1996      1997      1997      1998
                                               -------   -------   -------   -------   -------
Numerator:
  Net income.................................  $ 3,028   $ 5,868   $11,348   $ 1,314   $ 2,583
                                               =======   =======   =======   =======   =======
Denominator:
  Denominator for basic net income per
     share -- weighted average shares........   14,807    16,004    16,544    16,172    16,664
  Effect of dilutive securities:
     Warrants and stock options..............      959       857     1,205     1,158     1,511
                                               -------   -------   -------   -------   -------
  Denominator for diluted net income per
     share -- adjusted weighted average
     shares and assumed conversion of
     warrants and stock options..............   15,765    16,861    17,749    17,330    18,193
                                               =======   =======   =======   =======   =======
Basic net income per share...................  $  0.20   $  0.37   $  0.69   $  0.08   $  0.16
                                               =======   =======   =======   =======   =======
Diluted net income per share.................  $  0.19   $  0.35   $  0.64   $  0.08   $  0.14
                                               =======   =======   =======   =======   =======

 8. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution 401(k) plan, which covers all full-time employees with over one month of service. Contributions by the Company to the plan are made at the discretion of the Board of Directors and totaled approximately $156,000 and $265,811 for the years ended

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 8. EMPLOYEE BENEFIT PLAN
December 31, 1996 and 1997, respectively. Effective January 1, 1998, the Company amended the 401(k) plan and provided a Company match for employee contributions at the rate of 50% of the first 5% of salary contributed.

 9. PRODUCT RECALL

     On November 6, 1996, the Company implemented a voluntary precautionary recall (the Recall) of its charger base. Beginning in late November 1996, the Company reintroduced all its quality assured products, including the charger, to the market. As a result of the Recall, the Company incurred significant direct Recall costs, including advertising, public relations, legal and professional fees, the cost of the product recalled (including labor and freight involved in the Recall process), and other costs. The direct and incremental Recall costs of $2,958,618 were recorded in 1996. These costs included the accrual of approximately $978,000 of estimated remaining direct costs expected to be incurred in 1997.

     In 1997, the Company incurred $666,419 of costs associated with the Recall. The remaining balance of the accrual of $311,581 was reversed in 1997.

10. COMMITMENTS

LEASES

     The Company rents its office and production facility under an operating lease. Rent expense for 1995, 1996, and 1997 amounted to $481,985, $773,910, and $1,094,199, respectively.

     In November 1997, the Company entered into a lease agreement for new production and office facilities. The lease, commencing April 1999, is for a period of 12 years.

     Minimum future rental commitments under existing capital leases and noncancelable operating leases are as follows (in thousands):

                                                           CAPITAL    OPERATING
                                                           LEASES      LEASES
                                                           -------    ---------
1998.....................................................    $79       $ 1,370
1999.....................................................     43         2,769
2000.....................................................     16         2,776
2001.....................................................     --         2,328
2002.....................................................     --         2,231
Thereafter...............................................     --        17,134
                                                             ---       -------
          Total minimum lease payments...................    138       $28,608
                                                                       =======
Less amount representing interest at rates ranging from
  2.76% to 14.11%........................................     11
                                                             ---
Present value of net minimum capital lease obligations...    127
Less current installments................................     71
                                                             ---
Capital lease obligations, less current installments.....    $56
                                                             ===

     Assets recorded under capital leases, net of accumulated depreciation, amounted to approximately $198,271 at December 31, 1997 and are included in machinery and equipment.

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

11. LEGAL MATTERS AND UNCERTAINTIES

     In February 1995, the Company filed a lawsuit against Teledyne Industries, Inc. (Teledyne) claiming patent infringement and violation of a confidentiality and nondisclosure agreement. Subsequently, Teledyne filed a counterclaim against the Company for declaratory judgment of patent invalidity and various other claims for injunctive and monetary relief.

     On September 23, 1996, all ongoing litigation between the Company and Teledyne was resolved by a stipulation of settlement, effectively eliminating all claims against the Company and Teledyne.

     In accordance with the settlement agreement dated September 23, 1996, Teledyne paid the Company $1,600,000. In addition, Teledyne was granted a nonexclusive royalty-bearing license for the remaining 15 years of the patent. Legal and other costs incurred to pursue the claim were $1,137,413 in 1996 and $460,598 in 1995. The gain on settlement and related legal and other costs are included in the accompanying statements of income as other nonoperating items.

     In addition to the above, the Company is involved in various legal proceedings arising from the normal course of business. In the opinion of management, any pending or threatened litigation involving the Company will not likely have a material adverse effect on the Company's financial condition or results of operation.

12. RELATED-PARTY TRANSACTION

     For services rendered during 1995, 1996 and 1997, the Company paid $21,000, $70,000 and $163,000, respectively, to directors for consulting fees.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the Company's unaudited quarterly results of operations for the past two fiscal years and the quarter ended March 31, 1998 (in thousands, except per share data):

                                                                                          DILUTED
                                                                                            NET
                                               GROSS      NET       TOTAL      TOTAL      INCOME
                                 NET SALES    PROFIT     INCOME    ASSETS     EQUITY     PER SHARE
                                 ---------    -------    ------    -------    -------    ---------
FISCAL 1998
First quarter..................   $30,609     $19,839    $2,583    $50,760    $31,248      $0.14
FISCAL 1997
Fourth quarter.................   $40,601     $26,246    $4,858    $46,575    $28,610      $0.27
Third quarter..................    23,422      14,729     3,343     37,807     23,550       0.19
Second quarter.................    19,936      12,705     1,833     31,596     19,879       0.11
First quarter..................    19,009      12,239     1,314     28,993     18,027       0.08
FISCAL 1996
Fourth quarter.................   $20,605     $12,797    $  388    $31,320    $16,552      $0.02
Third quarter..................    23,766      15,943     3,753     31,110     16,108       0.23
Second quarter.................    12,431       8,044       568     19,279     12,227       0.03
First quarter..................    15,893      10,471     1,159     18,166     11,683       0.07

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

14. SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING

     On May 2, 1998, the Company's Board of Directors authorized the Company to file a Registration Statement under the Securities Act of 1933, as amended (the 1933 Act) with the Securities and Exchange Commission (the Commission) to permit the Company to proceed with an initial public offering of its common stock (the Offering). In connection with the Offering, the Company's Board of Directors amended and restated the Company's Articles of Incorporation to increase the amount of authorized common shares to 100,000,000, and to increase the amount of authorized preferred shares to 25,000,000 and the Company's Board of Directors approved a stock dividend in the amount of three shares for every one share of common stock, thereby giving effect to a four-to-one stock split. The stock dividend and the increase in authorized shares are subject to shareholder approval at a special meeting to be held in June 1998. All outstanding common and common equivalent shares and per-share amounts in the accompanying consolidated financial statements and related notes to consolidated financial statements have been retroactively adjusted to give effect to the stock dividend.

1990 STOCK OPTION PLAN

     Effective May 2, 1998, the Company amended and restated the 1990 Stock Option Plan (the 1990 Option Plan). The amendment increased the number of shares authorized by 1,600,000 shares to 4,800,000.

1998 EMPLOYEE STOCK PURCHASE PLAN

     On May 2, 1998, the Board of Directors adopted the 1998 Employee Stock Purchase Plan (the Purchase Plan), subject to shareholder approval. A total of 400,000 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the fair market value of the Company's common stock on the first day or the last day of the applicable six-month offering period, whichever is lower. Unless the Plan Administrator determines otherwise, the offering period will commence July 1 and January 1 of each year, with the first offering period commencing on the initial public offering date. Eligible employees may purchase up to a maximum of $25,000 of common stock in any one calendar year. The Purchase Plan will begin on the effective date of the Company's initial public offering.

     The Board of Directors is authorized to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. The Purchase Plan has no fixed termination date.

1998 STOCK INCENTIVE COMPENSATION PLAN

     Subject to shareholder approval, the 1998 Stock Incentive Compensation Plan (the 1998 Plan) was adopted by the Board of Directors on May 2, 1998. A total of 1,600,000 shares of common stock has been reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant of nonqualified stock options (NSOs) and incentive stock options (ISOs) to eligible participants. Options granted under the 1998 Plan expire 10 years from the date of grant. The 1998 Plan will have no fixed expiration date; provided, however, that no incentive stock options may be granted more than 10 years after the earlier of the 1998 Plan's adoption by the Board and shareholder approval.

                               OPTIVA CORPORATION

             (INFORMATION AS OF MARCH 31, 1998 AND FOR THE QUARTERS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

14. SUBSEQUENT EVENTS (CONTINUED)
  Stock Option Grant Program for Nonemployee Directors

     Subject to adoption by the Board of Directors, the Company intends to implement a stock option grant program for nonemployee directors under the Plan whereby each director of the Company elected or appointed who is not otherwise an employee of the Company or any subsidiary (an Eligible Director) shall be granted NSOs to purchase shares of common stock (the Initial Grant) upon such Eligible Director's initial election or appointment to the Board. Initial grants shall become fully vested and exercisable one year after the date of grant, assuming continued service on the Board for such period. Thereafter, on the date of each annual meeting of the Company's shareholders, commencing in 1999, each Eligible Director shall be automatically granted an additional option to purchase shares of common stock (an Annual Grant). Any Eligible Director who received an Initial Grant within three months of an Annual Meeting shall not receive an Annual Grant until immediately following the second Annual Meeting after the date of such Initial Grant. Annual Grants shall become fully vested and exercisable upon the next Annual Meeting after the date of grant, assuming continued service on the Board for such period. The exercise price of such options shall be equal to the fair market value of the Company's common stock on the date of grant of the option.

SUSPENSION OF 1990 PLAN AND 1995 CALIFORNIA STOCK OPTION PLAN

     Effective May 2, 1998, the Board of Directors resolved that both the 1990 Plan and the 1995 California Stock Option Plan (the 1995 Plan) shall be suspended effective as of the effective date of the Company's Registration Statement and, as of such date, no further grants of rights to acquire stock of the Company shall be made pursuant to either the 1990 Plan or the 1995 Plan.

     In addition, upon the suspension of the 1990 Plan and the 1995 Plan, the total number of shares of the Company's common stock that is reserved for issuance pursuant to each of the 1990 Plan and the 1995 Plan shall be reduced to the minimum number of shares that may be required, at any one time and from time to time, for issuance pursuant to the exercise of any options that remain outstanding under each of the 1990 Plan and the 1995 Plan, and if any option granted under the 1990 Plan or the 1995 Plan expires or is surrendered, canceled, or terminated for any reason without having been exercised in full, then the unpurchased shares subject thereto shall thereupon no longer be available or reserved for issuance pursuant to the 1990 Plan or the 1995 Plan, as the case may be, and such shares shall be deemed to be authorized but unissued shares of the Company.

============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    5
Use of Proceeds.........................   16
Dividend Policy.........................   16
Capitalization..........................   17
Dilution................................   18
Selected Consolidated Financial Data....   19
Management's Discussion and Analysis of
  Financial Condition and Results of
     Operations.........................   21
Business................................   30
Management..............................   40
Certain Transactions....................   48
Principal and Selling Shareholders......   49
Description of Capital Stock............   51
Shares Eligible for Future Sale.........   54
Underwriting............................   56
Legal Matters...........................   58
Experts.................................   58
Additional Information..................   58
Index to Consolidated Financial
  Statements............................  F-1

                               ------------------

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================
============================================================
                                4,400,000 SHARES
                                     [LOGO]

                               OPTIVA CORPORATION
                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                               HAMBRECHT & QUIST

                            PAINEWEBBER INCORPORATED
                                          , 1998

============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount payable by the registrant and the selling shareholders in connection with the sale of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee.........  $   25,376
NASD filing fee.............................................       9,102
New York Stock Exchange listing fee.........................     144,100
Blue sky filing and counsel fees and expenses...............      10,000
Printing and engraving expenses.............................     225,000
Legal fees and expenses.....................................     300,000
Accountants' fees and expenses..............................     200,000
Increased coverage under directors' and officers' liability
  insurance.................................................     150,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous expenses......................................      76,422
                                                              ----------
          Total.............................................  $1,150,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant may also be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for that purpose.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     Reference is also made to the Form of Underwriting Agreement (Exhibit 1.1 hereto) for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since May 1, 1995, the Company has issued and sold the following unregistered securities (the following information assumes effectiveness of a 4-for-1 stock split to be effected in connection with the effectiveness of this Registration Statement):

     From September 18, 1995 through September 1, 1996, the Company issued 1,544,620 shares of Common Stock for an aggregate price of $2,413,468.75 or $1.5625 per share, of which 116,800 shares were subsequently redeemed by the Company for an aggregate redemption price of $182,500 or $1.5625 per share.

     On December 22, 1995, the Company issued 320,000 shares of Common Stock for an aggregate purchase price of $500,000 or $1.5625 per share.

     From May 1, 1995 through April 30, 1998, the Company issued 309,600 shares of Common Stock upon exercise of stock options pursuant to the Company's 1990 Stock Option Plan, as amended and restated, at exercise prices ranging from $0.075 to $2.00 per share, or an aggregate cash consideration of $200,800.

     From May 15, 1995 through December 31, 1997, the Company issued an aggregate of 373,956 shares of Common Stock upon exercise of warrants for an aggregate purchase price of $303,839.25 or $0.8125 per share.

     From December 23, 1995 through January 27, 1998, the Company issued an aggregate of 715,896 shares of Common Stock upon exercise of warrants for an aggregate purchase price of $1,789.74 or $0.0025 per share.

     On September 30, 1997, the Company issued 6,000 shares of Common Stock upon exercise of a warrant for an aggregate purchase price of $9,000 or $1.50 per share.

     On September 30, 1997, the Company issued 4,000 shares of Common Stock upon exercise of a warrant for an aggregate purchase price of $12,000 or $3.00 per share.

     On September 30, 1997, the Company issued 16,000 shares of Common Stock upon exercise of a warrant for an aggregate purchase price of $17,000 or $1.0625 per share.

     On November 7, 1997, the Company issued 20,000 shares of Common Stock upon exercise of a warrant for an aggregate purchase price of $3,250 or $0.1625 per share.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act principally by virtue of Sections 3(b) and 4(2) thereof as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     (a) EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     1.1  Form of Underwriting Agreement*
     3.1  Amended and Restated Articles of Incorporation*
     3.2  Amended and Restated Bylaws
     4.1  Specimen Stock Certificate*
     5.1  Opinion of Perkins Coie LLP*
    10.1  Optiva Corporation Amended and Restated 1990 Stock Option
          Plan
    10.2  Optiva Corporation Amended and Restated 1995 California
          Stock Option Plan
    10.3  Optiva Corporation 1998 Stock Incentive Compensation Plan*
    10.4  Optiva Corporation 1998 Employee Stock Purchase Plan*
    10.5  Consulting Agreement dated September 1, 1997 between Dr.
          David Engel and the registrant
    10.6  Consulting Agreement dated as of May 1, 1998 between Louis
          Yaseen and the registrant
    10.7  Option and Real Estate Purchase and Sale Agreement dated as of November 26, 1997 between The Quadrant Corporation and
          the registrant
    10.8  Expansion Agreement dated November 26, 1997 between The
          Quadrant Corporation and the registrant
    10.9  Lease Agreement dated July 22, 1997 between I. Bitners and the registrant

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
    10.10 Lease Agreement dated April 29, 1996 between The Evans
          Company and the registrant for 13222 SE 30th Street, A-1
    10.11 Lease Agreement dated April 29, 1996 between The Evans
          Company and the registrant for 13228 S.E. 30th Street, C-3
    10.12 Lease Agreement dated September 6, 1995 between The Evans
          Company and the registrant for 13226 S.E. 30th Street, B-1
    10.13 Lease Agreement dated September 6, 1995 between The Evans
          Company and the registrant for 13228 S.E. 30th Street, C-1
    10.14 Amended and Restated Lease dated May 19, 1995 between Kamber
          Park & Associates and the registrant
    10.15 Lease Agreement dated July 29, 1995 between S.E. 30th
          Company and the registrant
    10.16 Lease Agreement dated August 19, 1996 between Stead Building
          Partnership and the registrant
    10.17 Agreement dated November 18, 1997 between Team Technologies,
          Inc. and the registrant
    23.1  Consent of Ernst & Young LLP, Independent Auditors
    23.2  Consent of Perkins Coie LLP (contained in the opinion to be filed as Exhibit 5.1 hereto)*
    24.1  Power of Attorney (contained on signature page)
    27.1  Financial Data Schedule

---------------
* To be filed by amendment.

     (b)FINANCIAL STATEMENT SCHEDULE
        Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 11th day of May, 1998.

                                          OPTIVA CORPORATION

                                          By:      /s/ DAVID GIULIANI
                                            ------------------------------------
                                            David Giuliani
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints David Giuliani and Michael D. Stull, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 11th day of May, 1998.

                       SIGNATURE                                             TITLE
                       ---------                                             -----

                   /s/ DAVID GIULIANI                     President, Chief Executive Officer and
--------------------------------------------------------  Chairman of the Board (Principal Executive
                     David Giuliani                       Officer)

                  /s/ MICHAEL D. STULL                    Vice President of Finance, Treasurer and
--------------------------------------------------------  Chief Financial Officer (Principal Financial
                    Michael D. Stull                      Officer and Principal Accounting Officer)

               /s/ VINCENT COVIELLO, JR.                  Director
--------------------------------------------------------
                 Vincent Coviello, Jr.

                    /s/ DAVID ENGEL                       Director
--------------------------------------------------------
                      David Engel

                    /s/ LOUIS YASEEN                      Director
--------------------------------------------------------
                      Louis Yaseen

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of Optiva Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 6,
1998 (except Note 14, as to which the date is May   , 1998) (included elsewhere
in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

Seattle, Washington
May   , 1998

--------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the approval of the stock dividend and the increase in the number of authorized shares by the shareholders described in Note 14 to the Consolidated Financial Statements.

                                                               ERNST & YOUNG LLP

Seattle, Washington
May 11, 1998

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                               OPTIVA CORPORATION
                               DECEMBER 31, 1997

                  COL. A                       COL. B         COL. C          COL. D         COL. E
-------------------------------------------  ----------    ------------    -------------    ---------
                                                            ADDITIONS
                                                           ------------
                                             BALANCE AT     CHARGED TO                       BALANCE
                                             BEGINNING      COSTS AND      DEDUCTIONS --    AT END OF
                DESCRIPTION                  OF PERIOD       EXPENSES        DESCRIBE        PERIOD
                -----------                  ----------    ------------    -------------    ---------
Year Ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for doubtful accounts.......    $  460         $  513           $163(1)       $  810
  Sales return reserve.....................       250            300              0             550
                                               ------         ------           ----          ------
                                               $  710         $  813           $163          $1,360
                                               ======         ======           ====          ======
Year Ended December 31, 1996:
  Deducted from asset accounts:
     Allowance for doubtful accounts.......    $  819         $   27           $386(1)       $  460
  Sales return reserve.....................       200             50              0             250
                                               ------         ------           ----          ------
                                               $1,019         $  477           $386          $  710
                                               ======         ======           ====          ======
Year Ended December 31, 1995:
  Deducted from asset accounts:
     Allowance for doubtful accounts.......    $  122         $  697           $ --          $  819
  Sales return reserve.....................       195              5             --             200
                                               ------         ------           ----          ------
                                               $  317         $  702           $  0          $1,019
                                               ======         ======           ====          ======

---------------
(1) Write-off of uncollectible accounts, net of recoveries.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     1.1  Form of Underwriting Agreement*
     3.1  Amended and Restated Articles of Incorporation*
     3.2  Amended and Restated Bylaws
     4.1  Specimen Stock Certificate*
     5.1  Opinion of Perkins Coie LLP*
    10.1  Optiva Corporation Amended and Restated 1990 Stock Option
          Plan
    10.2  Optiva Corporation Amended and Restated 1995 California
          Stock Option Plan
    10.3  Optiva Corporation 1998 Stock Incentive Compensation Plan*
    10.4  Optiva Corporation 1998 Employee Stock Purchase Plan*
    10.5  Consulting Agreement dated September 1, 1997 between Dr.
          David Engel and the registrant
    10.6  Consulting Agreement dated as of May 1, 1998 between Louis
          Yaseen and the registrant
    10.7  Option and Real Estate Purchase and Sale Agreement dated as of November 26, 1997 between The Quadrant Corporation and
          the registrant
    10.8  Expansion Agreement dated November 26, 1997 between The
          Quadrant Corporation and the registrant
    10.9  Lease Agreement dated July 22, 1997 between I. Bitners and the registrant
    10.10 Lease Agreement dated April 29, 1996 between The Evans
          Company and the registrant for 13222 SE 30th Street, A-1
    10.11 Lease Agreement dated April 29, 1996 between The Evans
          Company and the registrant for 13228 S.E. 30th Street, C-3
    10.12 Lease Agreement dated September 6, 1995 between The Evans
          Company and the registrant for 13226 S.E. 30th Street, B-1
    10.13 Lease Agreement dated September 6, 1995 between The Evans
          Company and the registrant for 13228 S.E. 30th Street, C-1
    10.14 Amended and Restated Lease dated May 19, 1995 between Kamber
          Park & Associates and the registrant
    10.15 Lease Agreement dated July 29, 1995 between S.E. 30th
          Company and the registrant
    10.16 Lease Agreement dated August 19, 1996 between Stead Building
          Partnership and the registrant
    10.17 Agreement dated November 18, 1997 between Team Technologies,
          Inc. and the registrant
    23.1  Consent of Ernst & Young LLP, Independent Auditors
    23.2  Consent of Perkins Coie LLP (contained in the opinion to be filed as Exhibit 5.1 hereto)*
    24.1  Power of Attorney (contained on signature page)
    27.1  Financial Data Schedule

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* To be filed by amendment.